Exhibit 10.37

SALE AND PURCHASE AGREEMENT

between

CITGO Asphalt Refining Company,

a New Jersey General Partnership

and

NuStar Asphalt Refining, LLC,

a Delaware limited liability Company

dated

November 5, 2007

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-ii-

Exhibits

Exhibit A	Form of Asphalt Sales Agreement

Exhibit B	Form of Assignment and Assumption Agreement

Exhibit C	Form of Assignment and Assumption of Leases and Easements

Exhibit D	Form of Bill of Sale

Exhibit E	Form of Crude Oil Sales Agreement

Exhibit F	Knowledge Individuals

Exhibit G	Form of Subcharter Agreement

Exhibit H	Form of Transition Services Agreement

Exhibit I	Form of Deed

Exhibit J	Form of Partners Guarantee Agreement

Exhibit K	Form of NSR CD Modification

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Exhibit L	Form of Noncompetition Agreement

Exhibit M	Form of Affidavit of Non-Foreign Status

Exhibit N	Form of Assignment of CITERCO Interests

Seller Disclosure Schedule

Section 3.3	Governmental Authorization

Section 3.4	Conflicts and Approvals

Section 3.6	Absence of Undisclosed Liabilities

Section 3.7	Transferred Assets

Section 3.8(a)	Material Contracts

Section 3.8(b)	Material Contracts – Certain Disclosures

Section 3.10	Compliance with Laws

Section 3.11	Environmental

Section 3.12	Litigation

Section 3.13	Labor Matters

Section 3.14	Intellectual Property

Section 3.15	Tax Matters

Section 3.17	No Knowledge of Breach

Section 3.18	Customer and Supplier Relations

Section 3.21	Insurance

Section 3.22	Assumed Contracts

Schedules

Schedule 1.1(a)	Land

Schedule 1.1(b)	CBA

Schedule 1.1(c)	Permitted Liens

Schedule 1.1(d)	Wilmington Assets

Schedule 2.1(e)	Rolling Stock

Schedule 2.1(f)	Throughput Rights

Schedule 2.1(m)	Excluded Claims

Schedule 2.4(a)	Seller Third Party Consents and Authorizations

Schedule 2.4(b)	Buyer Third Party Consents and Authorizations

Schedule 2.5	Inventory Valuation

Schedule 2.6(a)	Excluded Assets - Other Assets

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Schedule 2.6(h)	Excluded Assets – Non-Banking Deposits, Prepaid Expenses, Refunds and Offset Rights

Schedule 2.6(i)	Excluded Assets – Contracts

Schedule 2.7(c)	Specific Retained Obligations

Schedule 5.1	Operation of the Business

Schedule 6.1	Employees

Schedule 6.2(a)	Employment Offers

Schedule 6.2(b)	Employment Offers

Schedule 8.3(g)	Necessary Third-Party Consents and Authorizations

Schedule 8.4	Determination of Repair Estimate

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SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 5, 2007 (the “Execution Date”), by and between CITGO Asphalt Refining Company, a New Jersey general partnership (“Seller”), and NuStar Asphalt Refining, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. Seller owns and operates an asphalt refinery in Paulsboro, New Jersey, an asphalt refinery in Savannah, Georgia, a marine asphalt terminal in Wilmington, North Carolina, and certain other assets; and

B. Seller desires to sell the Transferred Assets (as hereinafter defined) to Buyer, and Buyer desires to buy the Transferred Assets from Seller and assume certain liabilities related thereto on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement (including in the Recitals), the following terms, when capitalized, shall have the following meanings:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, except that for the purposes of this Agreement Petróleos de Venezuela, S.A. is not, nor shall be deemed for any purpose to be, an affiliate of Seller or the Partners.

“Agreement” has the meaning given such term in the preamble of this Agreement.

“Asphalt Sales Agreement” means the Asphalt Sales Agreement for asphalt to be entered into by and between Buyer and PDVSA Petróleo, S.A. as of the Effective Time, substantially in the form attached hereto as Exhibit A.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into by and between Buyer and Seller as of the Effective Time, substantially in the form attached hereto as Exhibit B.

“Assignment of Leases and Easements” means the Assignment and Assumption of Leases and Easements to be entered into by and between Buyer and Seller as of the Effective Time, substantially in the form attached hereto as Exhibit C.

“Assumed Authorizations” has the meaning given such term in Section 2.7(a)(i).

“Assumed Contracts” has the meaning given such term in Section 2.7(a)(i).

“Assumed Obligations” means the Specific Assumed Obligations and the Other Assumed Obligations.

“Assumed Vacation” means the aggregate amount, determined in accordance with GAAP, of the Transferred Employees’ unused vacation and short-term leave entitlement immediately prior to the Effective Time.

“Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right or other consent or approval granted by any Governmental Authority, including Environmental Permits.

“Base Purchase Price” means $450,000,000.

“Benefit Plan” means any employee benefit plan or arrangement, including any stock purchase, stock option, stock bonus, stock ownership, phantom stock or other stock or equity plan, pension, profit sharing, bonus, retirement, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life or other insurance, supplemental unemployment, salary continuation, or vacation benefits plan or agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, written or unwritten) and including “employee benefit plans,” as defined in Section 3(3) of ERISA.

“Bill of Sale” means the Bill of Sale to Buyer to be executed by Seller as of the Effective Time, substantially in the form attached hereto as Exhibit D.

“Books and Records” means, as they relate to the Business and/or CITERCO, design manuals, operation and safety manuals, process flow diagrams, blueprints, drawings, engineering studies and engineering reports and with respect to computer software, object code; user operations and system documentation; system engineering and design information; and all associated data files and data bases; all historical operating and maintenance data; and all personnel and employment records of the Transferred Employees, other than any such records that may not be provided to Buyer under applicable Law or any applicable licensing agreement. For the avoidance of doubt, Books and Records specifically excludes (i) all records, documents, plans, strategies and financial records relating to the competitive bid process resulting in the transactions contemplated by this Agreement; (ii) any of Seller’s minute books and records, Tax Returns or other materials that do not pertain to the Transferred Assets or the Business; and (iii) the contents of any files maintained by the CITGO Legal Department and any audit reports by CITGO’s Internal Audit Department.

“Breach Notice” has the meaning given such term in Section 5.3.

“Business” means the business conducted as of the Execution Date by Seller and CITERCO, including the ownership and operation of the Transferred Assets.

“Business Day” means a day other than Saturday, Sunday or any other day on which banks located in the State of New York or Houston, Texas are authorized or obligated to close.

“Buyer” has the meaning given such term in the preamble of this Agreement.

“Buyer Indemnification Ceiling” means $40,000,000.

“Buyer Indemnification Deductible” means $3,400,000.

“Buyer Indemnitees” means Buyer, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Buyer Plan” means Benefit Plans sponsored, maintained or contributed to by Buyer.

“Buyer Transaction Documents” has the meaning given such term in Section 4.2.

“Buyer’s Auditor” has the meaning given such term in Section 7.10.

“CBA” means the Savannah CBA and the Paulsboro CBA.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CITERCO” means CITERCO Asphalt Products LLC, a Delaware limited liability company.

“CITERCO Agreements” means, collectively, (i) that certain CITERCO Sublicense Agreement dated as of February 27, 1997, by and between CITERCO and Ergon, Inc., (ii) that certain CITGO Marketing Agreement dated as of February 27, 1997, by and among CITERCO, Seller and Ergon, Inc., and (iii) that certain Statement of Consent and Assignment and Assumption Agreement dated as of February 27, 1997, by and among Noordhollandse Asfalt Centrale B.V., CITERCO, Seller and Ergon, Inc.

“CITERCO Interests” means all the outstanding equity interests in CITERCO.

“CITGO” means CITGO Petroleum Corporation, a Delaware corporation.

“CITGO Records” means the books and records of the Partners not located at the Real Property but used or held for use solely in the conduct of the Business or otherwise relating or pertaining to the Transferred Assets and specifically excluding the contents of (i) any files maintained by the CITGO Legal Department and (ii) any audit reports by CITGO’s Internal Audit Department, except to the extent (i) and (ii) relate to any Assumed Obligation; provided, however, that CITGO reserves the right to redact any information contained in CITGO Records that is not related to any Assumed Obligation or such documents and records subject to attorney-client privilege.

“Claim” means (i) any demand, claim, grievance or Litigation, made or pending for any Loss, specific performance, injunctive relief, remediation or other equitable relief or (ii) any charge or notice of violation issued by a Governmental Authority, in each of cases (i) and (ii), whether or not ultimately determined to be valid.

“Closing” has the meaning given such term in Section 2.3.

“Closing Adjustment” means an amount, positive or negative, equal to the difference of (i) the value of the Inventory as of the Effective Time, calculated in accordance with Schedule 2.5, minus (ii) the amount of any Prepayments as of the Effective Time, minus (iii) the amount of Assumed Vacation.

“Closing Adjustment Payment” has the meaning given such term in Section 2.5(c).

“Closing Adjustment Statement” has the meaning given such term in Section 2.5(b).

“Closing Conditions” means each of the conditions to the Closing set forth in Article VIII.

“Closing Date” has the meaning given such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Matters” means any Litigation related to or arising out of any commercial dispute or disagreement.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of January 25, 2007 by and between Seller and Buyer, and amended on May 31, 2007.

“Contracts” means any written, oral, implied or other promise, agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, assignment, power of attorney, certificate, purchase order, work order, commitment, covenant, assurance or undertaking of any nature, but excluding the Deeds.

“Corrective Action” means any investigation, sampling, analysis, monitoring, abatement, demolition, dismantlement, removal, decontamination, remediation, cleanup, treatment, storage, disposal or other action that is reasonably required in order to comply with Environmental Laws with respect to a Release(s) of Hazardous Material.

“Crude Supply Agreement” means the Crude Oil Sales Agreement to be entered into by and between Buyer and PDVSA Petróleo S.A. as of the Effective Time, substantially in the form attached hereto as Exhibit E.

“Deeds” has the meaning given such term in Section 2.4(a)(i).

“Diligence Representatives” has the meaning given such term in Section 5.5.

“Dock Agreement” has the meaning given such term in Section 11.14.

“Dollars” and the symbol “$” mean the lawful currency of the United States of America.

“DOJ” means the United States Department of Justice.

“Easements” means the surface leases, easements, rights of way, servitudes, permits, licenses and other grants conveying to Seller rights and interests in the portions of the Land or otherwise held for the benefit of Seller with respect to the Transferred Assets and otherwise not conveyed in the Deeds.

“Effective Time” means (i) 11:59 P.M. Central time on the Closing Date, if the Closing Date shall occur on the last day of any month or (ii) 12:01 A.M. Central time on the Closing Date, if the Closing Date shall occur on any day other than the last day of any month.

“Employees” has the meaning given such term in Section 6.1.

“Employee Transfer Time” has the meaning given such term in Section 6.3.

“Environmental Condition” means the existence of Hazardous Materials at or immediately adjacent to any of the Transferred Assets, if such adjacent Hazardous Materials are related to Seller’s activity, including in or on the soil, surface water, groundwater at, on or under any of the Transferred Assets, in each case to the extent the levels of any such Hazardous Material reasonably require Corrective Action.

“Environmental Law” means any Law pertaining to the protection, pollution or remediation of natural resources, wildlife, or the environment or public health or safety in any or all jurisdictions in which Seller owns or operates, or has owned or has operated, property, including the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Oil Pollution Act of 1990, as amended, the Emergency Planning and Community Right to Know Act, and any regulations promulgated pursuant to any of the foregoing, as well as any state and local Laws implementing or comparable to the foregoing federal Laws, including ISRA and any regulations promulgated pursuant thereto.

“Environmental Matters” means (a) the actual or threatened presence or release into the environment of Hazardous Materials at or from any of the Transferred Assets or any other location owned or operated, or formerly owned or operated, by Seller, (b) any condition that now requires or may in the future require remediation of soil, groundwater or any other environmental medium, (c) any condition that now gives rise to or may in the future give rise to a Claim by any party relating to damage to natural resources, (d) any condition that now gives rise to or may in the future give rise to a Claim by any party relating to exposure to Hazardous Materials, (e) any actual or asserted liability for noncompliance with, or lack of an Authorization under, any Environmental Law, or (f) any condition that otherwise could result in the imposition of liability under Environmental Law.

“Environmental Permits” means all Authorizations required, issued or granted by any Governmental Authority or Person pursuant to Environmental Law or in relation to Releases of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment” has the meaning given such term in Section 2.5(a).

“Exception Documents” has the meaning given such term in Section 5.4(a).

“Excluded Assets” has the meaning given such term in Section 2.6.

“Execution Date” has the meaning given such term in the preamble of this Agreement.

“FTC” means the United States Federal Trade Commission.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied.

“Governmental Authority” means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers; provided, however, that such term shall not include any entity or organization that is engaged primarily in industrial or commercial operations and is wholly or partly owned by any government.

“Hazardous Materials” means those pollutants, contaminants, chemicals or toxic, hazardous or petroleum hydrocarbon substances or wastes that are regulated under applicable Environmental Laws, including petroleum products and any fraction thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning given such term in Section 10.4(a).

“Indemnifying Party” has the meaning given such term in Section 10.4(a).

“Intangible Property” means (i) any and all business trade secrets and other Intellectual Property, including sales tools, and supplier lists and (ii) other intangible properties, including any goodwill or going concern value associated with any of the foregoing.

“Intellectual Property” has the meaning given such term in Section 3.14.

“Inventory” means all product inventory held by Seller for sale to third parties or for use in the production of products for sale to third parties, including crude oil, intermediate feedstock, asphalt, semi-finished refined products, refined products (such as vacuum gas oil and marine diesel oil), including recoverable hydrocarbons in tank heels, and roofing products.

“IRS” means the United States Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act.

“Knowledge” means, in the case of Seller, the actual knowledge of the individuals listed in Part I of Exhibit F, after a reasonable inquiry of appropriate personnel, and, in the case of Buyer, the actual knowledge of the individuals listed on Part II of Exhibit F, after a reasonable inquiry of appropriate personnel.

“Koch” has the meaning given such term in Section 11.14.

“Land” means all of the tracts or parcels of land, and interests in land, owned or leased by Seller in connection with the Business, including those described on Schedule 1.1(a).

“Law” means any applicable law, statute or ordinance of any nation or state, including the United States of America, and any political subdivision thereof, including any state of the United States of America, any regulation, policy, protocol, proclamation, directive or executive order promulgated by any Governmental Authority, any rule or regulation of any self-regulatory organization such as a securities exchange, or any applicable judgment, order, decree or decision of any court or other Governmental Authority having the effect of law in any such jurisdiction.

“Leave” has the meaning given such term in Section 6.1.

“Lien” means any mortgage, pledge, security interest, lien, deed of trust, floating charge or other charge of any kind, gaps in record title, right of possession, encumbrance or other adverse claim to or burden upon title (including any agreement to give any of the foregoing), purchase or lease options, preferential rights of purchase or possession, any conditional sale or other title retention agreement, or the filing of or agreement to give any security interest, charge or financing statement under the Laws of any jurisdiction.

“Litigation” means any action, case, suit, arbitration, hearing, investigation, charge, claim (including any claim of a violation of Law), litigation or other proceeding pending, commenced, brought, conducted or prosecuted before, or otherwise involving, any Governmental Authority or arbitrator.

“Loss” means all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Obligations, Taxes, Liens, losses, assessments, judgments, awards, arbitration awards, demands, claims, orders, expenses and fees, including costs of investigation, court costs, costs of defense and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means a material adverse effect on the business, properties, financial condition, prospects or results of operations of Seller and CITERCO, in the aggregate; provided, however, that in no event shall any effect that results from any one or more of the following be deemed to constitute a Material Adverse Effect: (a) this Agreement or any actions expressly required to be taken pursuant to this Agreement, the transactions contemplated hereby, or the pendency or announcement thereof, (b) changes or conditions affecting the petroleum industry (including feedstock pricing, refining, marketing, transportation, terminaling and trading) generally or regionally that are not directly or indirectly caused by Seller or any of its Affiliates, or the Bolivarian Republic of Venezuela, (c) changes in general economic, capital markets, regulatory or political conditions in the United States, the Bolivarian Republic of

Venezuela or elsewhere (including interest rate fluctuations) that are not directly or indirectly caused by Seller or any of its Affiliates, or the Bolivarian Republic of Venezuela, (d) changes in Laws or GAAP or regulatory accounting requirements or interpretations thereof that are not directly or indirectly caused by Seller or any of its Affiliates, or the Bolivarian Republic of Venezuela, (e) fluctuations in currency exchange rates, (f) acts of war, insurrection, sabotage or terrorism that are not directly or indirectly caused by Seller or any of its Affiliates, or the Bolivarian Republic of Venezuela, or (g) the failure of the Business to meet financial expectations or projections.

“Material Contracts” has the meaning given such term in Section 3.8(a).

“NJDEP” means the New Jersey Department of Environmental Protection.

“Non-Union Employees” has the meaning given such term in Section 6.1.

“Non-Union Transferred Employees” has the meaning given such term in Section 6.2.

“NSR Consent Decree” means the Consent Decree filed on or about October 6, 2004 in United States et al. v. CITGO Petroleum Corporation et al. (S.D. Tex., No. H-04-3883) concerning allegations of violations of the Clean Air Act by the defendant at various facilities, including the Savannah Refinery and the Paulsboro Refinery.

“NSR CD Modification” has the meaning given such term in Section 5.9(c).

“Objection” has the meaning given such term in Section 5.4(b).

“Obligations” shall mean duties, liabilities and obligations, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Original Litigation” has the meaning given such term in Section 2.7(c)(xi).

“Other Agreements” means the Crude Supply Agreement, the Asphalt Sales Agreement and the Transition Services Agreement.

“Other Assumed Obligations” has the meaning given such term in Section 2.7(b).

“Other Assumed Obligations Time” means the earlier of either: (a) the date that is seven (7) years after the Closing Date or (b) the time at which the aggregate amount of (i) the cash amount(s) paid by Seller as a result of all Other Retained Obligations and (ii) the aggregate cash amount(s) paid by Seller to Buyer Indemnitees for all Claims pursuant to Section 10.2(a)(i) of this Agreement (other than (A) Claims arising with respect to Section 3.1, Section 3.2, Section 3.7(a) or Section 3.7(d), or (B) any Claims for any breach of, or any inaccuracy in, any representation or warranty by Seller of which Seller had Knowledge at any time prior to the time at which such representation or warranty was made) exceeds $40,000,000.

“Other Retained Obligations” has the meaning given such term in Section 2.7(d).

“Partners” means CITGO and CITGO East Coast Oil Corporation, a Delaware corporation.

“Paulsboro CBA” means the collective bargaining agreement and all existing contract extension agreements, memoranda of agreement, letters of understanding and similar agreements and instruments between Seller and the Union at the Paulsboro Refinery as listed on Schedule 1.1(b).

“Paulsboro Property Tax Dispute” means the litigation styled Citgo Petroleum Corp. v. West Deptford Twp. and Citgo Petroleum Corp. v. Borough of Paulsboro: 2469-1997; 2465-1997; 459-1998; 458-1998; 1826-1999; 1000-1999; 958-2000; 1026-2000; 490-2001; 537-2001; 489-2001; 717-2002; 709-2002; 414-2003; 3709-2003; 4706-2004; 1833-2004; 1046-2005; 1052-2005; 4000-2005; 3972-2005; 4213-2005; 694-2006; 4570-2006; 4426-2006; 739-2006; 6890-2007; 38-2007; 40-2007; 6940-2007.

“Paulsboro Refinery” means the asphalt refinery located on the real property near Paulsboro, New Jersey, as more particularly described in Schedule 1.1(a), and a light oils terminal located thereon, and all storage tanks, truck racks, pipelines, equipment, machinery, boilers, pumps, buildings, terminal facilities, dock facilities, rail and tank car facilities, and all other improvements thereon and thereunder.

“Permitted Lien” means:

(i) inchoate Liens and charges imposed by Law and incidental to the construction, maintenance, development or operation of Seller’s properties or the Business, if payment of the obligation secured thereby is not yet overdue or if the validity or amount of which is being contested in good faith by Seller;

(ii) Liens for Taxes, assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue, or which are being contested in good faith by Seller;

(iii) easements, rights-of-way and similar servitudes filed of record affecting any of the Land which do not, on an individual or aggregate basis, constitute a material impairment to the use or operation of the affected item of Real Property;

(iv) conventional provisions contained in any contracts or agreements affecting properties under which Seller is required immediately before the expiration, termination or abandonment of rights, titles or interests in or to a particular property to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or a portion of such property;

(v) only with respect to any parcel of Land for which Buyer does not obtain any survey, any state of facts that an accurate survey would show (but not including any unrecorded lease or easement);

(vi) pre-printed standard form exceptions to an owner’s policy of title insurance commonly applied to properties of the same type as the Real Property, based upon the geographic region where the pertinent parcel of Real Property is located;

(vii) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds and completion bonds or as otherwise incurred in the ordinary course of business consistent with past practice, in each case to the extent relating to any Assumed Obligation;

(viii) any Liens consisting of (A) statutory landlord’s liens under leases to which Seller is a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (B) statutory bailee’s liens under bailments and terminaling agreements to which Seller is a party, (C) rights reserved to or vested in any Governmental Authority (other than the Bolivarian Republic of Venezuela) to control or regulate any property of Seller, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by Seller (D) obligations or duties to any Governmental Authority (other than the Bolivarian Republic of Venezuela) with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any such Governmental Authority to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (E) zoning or other land use or Environmental Laws and ordinances of any Governmental Authority (but excluding any Lien arising out of any violation of same);

(ix) Liens in respect of judgments or awards with respect to which an appeal or other proceeding for review is being prosecuted and with respect to which a stay of execution pending such appeal or such proceeding for review has been obtained, but only to the extent the judgment secured by said Lien constitutes a Retained Obligation;

(x) Liens that will be paid in full or released on or prior to the Effective Time;

(xi) Liens caused or created by Buyer; and/or

(xii) Liens set forth on Schedule 1.1(c).

“Permitted Schedule Update Losses” means any Losses that Buyer suffers or incurs as a result of matters disclosed in any supplement(s) or amendment(s) to the Seller Disclosure Schedule made by Seller in accordance with Section 5.8 to the extent such supplement(s) or amendment(s): (i) relate to any action (or the effect of any such action) consented to in writing by Buyer, (ii) relate to any action (or the effect of any such action) expressly required to be taken by Seller pursuant to this Agreement, or (iii) are made to add any new Contract(s) entered into after the date of this Agreement in accordance with Seller’s obligations under Section 5.1 or to remove any Contract(s) that have been fully performed in accordance with their terms or terminated in accordance with Seller’s obligations under Section 5.1.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, Governmental Authority, or any other form of business or professional entity.

“Possible Alternative” has the meaning given such term in Section 5.11.

“Pre-Closing Adverse Effect” has the meaning given such term in Section 8.4(a).

“Pre-Closing Off-Site Disposal” means the transportation, storage, treatment, or disposal or the arrangement for such transportation, storage, treatment or disposal of a Hazardous Material at any location other than any of the Real Property on or before the Effective Time; provided, however, that this does not include any migration of a Hazardous Material from any of the Real Property.

“Prepayments” means any customer deposits, prepayments and other similar amounts received by Seller prior to the Effective Time for goods or services to be provided by Buyer after the Effective Time.

“Purchase Price” has the meaning given such term in Section 2.2.

“Real Property” means (i) the Land; (ii) all buildings and other structures, facilities or improvements currently or hereafter located thereon and permanently affixed thereto; (iii) all fixtures, systems, owned or (to the extent transferable) leased equipment and other items of tangible personal property situated thereon or attached thereto but not permanently affixed thereto (including any docks, but excluding raw materials, work in process and Inventory); (iv) all Easements; and (v) all appurtenances relating to the property described in any of the foregoing clauses.

“Release(s) of Hazardous Material” means any discharge, emission, spill, seepage, leak, escape, leaching, injection, pumping, pouring, emptying, dumping, burying, abandoning, unauthorized disposing, migration or release of any Hazardous Material into or upon the environment (including the air, soil, surface water, and groundwater), including the abandonment of barrels, containers and other closed receptacles containing or formerly containing any Hazardous Material.

“Repair Estimate” has the meaning given such term in Section 8.4(b).

“Retained Obligations” means the Specific Retained Obligations and the Other Retained Obligations.

“Savannah CBA” means the collective bargaining agreement and all existing contract extension agreements, memoranda of agreement, letters of understanding and similar agreements and instruments between Seller and the Union at the Savannah Refinery as listed in Schedule 1.1(b).

“Savannah Project” means the replacement of the No. 1 crude tank at the Savannah Refinery upon the specifications previously disclosed to Buyer.

“Savannah Refinery” means the asphalt refinery located on the real property near Savannah, Georgia, as more particularly described in Schedule 1.1(a), and a light oils terminal located thereon, and all storage tanks, truck racks, pipelines, equipment, machinery, boilers, pumps, buildings, terminal facilities, dock facilities, rail and tank car facilities, and all other improvements thereon and thereunder.

“SEC” has the meaning given such term in Section 7.10.

“Seller” has the meaning given such term in the preamble of this Agreement.

“Seller Benefit Plan” means any Benefit Plan that is or was directly sponsored, maintained, or contributed to by Seller or any of its Affiliates for the benefit of Seller’s current or former directors, officers or employees.

“Seller Disclosure Schedule” means the disclosure schedule relating to Article III delivered by Seller to Buyer on the Execution Date. The Seller Disclosure Schedule has been arranged in sections corresponding to the numbered sections of Article III.

“Seller Indemnitees” means Seller, its Affiliates (other than CITERCO) and their respective officers, directors, employees, agents, representatives, successors and assigns.

“Seller Transaction Documents” has the meaning given such term in Section 3.2.

“Specific Assumed Obligations” has the meaning given such term in Section 2.7(a).

“Specific Retained Obligations” has the meaning given such term in Section 2.7(c).

“Subcharter Agreement” means that certain Subcharter Agreement relating to that certain Tanker Time Charter Party dated March 31, 2001, by and between AHL Shipping Company and CITGO, in the form attached hereto as Exhibit G.

“Subsequent Litigation” has the meaning given such term in Section 2.7(c)(xi).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity (and any successor to any such legal entity) of which such Person owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Survey” has the meaning given such term in Section 5.4(a).

“Taking” means, as to any property or asset, any taking thereof by condemnation or eminent domain or by agreement in lieu thereof with any Person authorized to exercise such rights.

“Tax” and “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income taxes, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, franchise, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed by or on behalf of or payable to any Governmental Authority, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” has the meaning given such term in Section 3.15(a).

“Termination Date” has the meaning given such term in Section 9.1(d).

“Third-Party Claim” has the meaning given such term in Section 10.4(b).

“Third-Party Consent” means any approval, consent, amendment or waiver of a Person that is required under any organizational document of Seller, CITERCO or Buyer or under any Contract to which Seller, CITERCO or Buyer is a party or by which it or its assets is bound in order to effect the transactions contemplated hereby or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.

“Time Estimate” has the meaning given such term in Section 8.4(c).

“Title Cure Period” has the meaning given such term in Section 5.4(b).

“Title Commitment” has the meaning given such term in Section 5.4(a).

“Title Company” has the meaning given such term in Section 5.4(a).

“Transferred Assets” has the meaning given such term in Section 2.1.

“Transferred Employees” has the meaning given such term in Section 6.2.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and among Buyer, Seller and the other parties thereto as of the Effective Time, substantially in the form attached hereto as Exhibit H.

“UBS Engagement Letter” means that certain letter agreement dated January 13, 2006 by and between CITGO and UBS Securities LLC.

“Union” has the meaning given such term in Section 6.1.

“Union Employees” has the meaning given such term in Section 6.1.

“Union Transferred Employees” has the meaning given such term in Section 6.2.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Wilmington Assets” means the Real Property at Wilmington, North Carolina as more particularly described on Schedule 1.1(d), and all storage tanks, pipelines, equipment, machinery, boilers, pumps, truck racks, dock facilities, rail and tank car facilities, buildings, and all other improvements thereon and thereunder, all other tangible assets and properties used primarily in the operations thereof, all Contracts and Authorizations relating primarily to the foregoing properties and assets or the operation thereof, and the Inventory located at such Real Property.

“Wilmington Obligations” means all Obligations, Claims and Litigation related to the Wilmington Assets or the business or operations thereof, including any of same relating to Environmental Matters or any Employees employed at the Wilmington Assets.

Section 1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, all references to Exhibits refer to exhibits to this Agreement and all references to Schedules refer to Schedules to this Agreement, which Exhibits and Schedules are attached hereto and made a part hereof for all purposes. The word “includes” or “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the Execution Date. Currency amounts referenced herein, unless otherwise specified, are in Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II

SALE AND TRANSFER OF TRANSFERRED ASSETS; CLOSING

Section 2.1 Sale and Transfer of Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, for the consideration specified in Section 2.2, Seller shall sell, convey, assign, transfer and deliver to Buyer free and clear of all Liens, other than Permitted Liens, and Buyer shall purchase and acquire from Seller, all of Seller’s property and assets (but excluding the Excluded Assets), real, personal or mixed, tangible and intangible, completed or inchoate, fixed or unfixed, absolute or contingent, liquidated or unliquidated, known or unknown, that are used in or for, or relate to, the Business, or are necessary for the continued operation of the Business consistent with prior operations, including the following:

(a) the Paulsboro Refinery;

(b) the Savannah Refinery;

(c) the Real Property and all tangible assets and properties of Seller that are located on the Land;

(d) 100% of the CITERCO Interests and the minute books and similar records of CITERCO;

(e) the rolling stock described in Schedule 2.1(e), including the 87 railroad tank cars that are to be located at the Savannah Refinery by Seller on the Closing Date, and vehicles owned by Seller and used in the Business;

(f) throughput rights at the other terminals as contained in the terminaling agreements listed in Schedule 2.1(f);

(g) all of Seller’s and CITERCO’s rights and incidents of interest in any other real property including all easements, rights of way, and prescription rights;

(h) all spare parts, supplies, furniture, office furniture, computers and computer software that is stand alone within the Transferred Assets, fixtures, computer and telecommunication systems, printers, network equipment, security and video surveillance equipment, data storage systems and on-site or off-site back-up tapes, and other tangible personal property and all other machinery, equipment, boilers (including the boiler owned by Seller or its Affiliates at a terminal in Baltimore), tanks, pipelines and pumps that are (i) located at the Paulsboro Refinery, the Savannah Refinery or the Wilmington Assets or (ii) owned by Seller or CITERCO and used in the Business, including the low NOx burners previously purchased by Seller for installation at the Savannah Refinery as required by the NSR Consent Decree;

(i) all rights of Seller or CITERCO in and to all Assumed Contracts and Assumed Authorizations;

(j) all rights of Seller or CITERCO in and to all customer lists and supplier lists of the Business;

(k) all of Seller’s and CITERCO’s interest in the telephone numbers related to or used at the Paulsboro Refinery, the Savannah Refinery, the Wilmington Assets and the other Land;

(l) the Inventory;

(m) all Claims of Seller against third Persons (including CITERCO, but excluding any Claims set forth on Schedule 2.1(m) against either or both Partners or any of their Affiliates other than CITERCO) relating to the Transferred Assets or the Business, whether choate or inchoate, known or unknown, contingent or non-contingent, to the extent that the same either (x) relate to any Assumed Obligation or (y) are against CITERCO;

(n) all rights of Seller relating to deposits, return of deposits, prepaid expenses (other than prepaid insurance premiums) or rights of offset to the extent that the same relate to any Assumed Obligation;

(o) the Books and Records;

(p) Seller’s interest in all Intangible Property;

(q) Seller’s interest in all Intellectual Property;

(r) any and all Authorizations (including Environmental Permits) that are transferable by Seller to Buyer;

(s) all manufacturer’s, vendor’s and other third-party warranties or undertakings to the extent related to any of the Transferred Assets, to the extent transferable by Seller to Buyer;

(t) the Wilmington Assets;

(u) any insurance proceeds relating to the Assumed Obligations received after the Effective Time; and

(v) any and all other assets owned by Seller or CITERCO that are used in the Business and are not Excluded Assets.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Transferred Assets.”

Section 2.2 Purchase Price. The purchase price for the Transferred Assets is the Base Purchase Price plus an amount equal to the Closing Adjustment as determined in accordance with Section 2.5 (collectively, the “Purchase Price”).

Section 2.3 Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP in Houston, Texas, or at such other place as Buyer and Seller may mutually agree, at 9:00 A.M. Central time on the third Business Day after the day on which the last to be fulfilled of the Closing Conditions (other than Closing Conditions to be fulfilled at the Closing) is fulfilled or waived by the relevant party or parties hereto or at such other date as Buyer and Seller may mutually agree (the “Closing Date”).

Section 2.4 Deliveries at the Closing.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) one or more properly executed and acknowledged special warranty deeds (the “Deeds”) conveying to Buyer good and indefeasible title to all Real Property (other than the Leases), each such Deed to be substantially in the form of Exhibit I. The Deeds shall be in a form suitable for recording in the county records in which the pertinent item of Real Property is located;

(ii) duly executed Assignment and Assumption Agreement;

(iii) duly executed Assignment of Leases and Easements;

(iv) duly executed Bill of Sale;

(v) a copy of each Third-Party Consent and Authorization set forth on Schedule 2.4(a) for which consent has been obtained;

(vi) a copy of each Third-Party Consent and Authorization set forth on Schedule 8.3(g);

(vii) the certificates referred to in Section 8.3(a) and Section 8.3(b);

(viii) duly executed Other Agreements;

(ix) duly executed Assignment of CITERCO Interests in the form attached hereto as Exhibit N;

(x) a guarantee from each of the Partners of Seller’s obligations hereunder in the form attached hereto as Exhibit J; and

(x) such other deeds, bills of sale, endorsements, assignments, releases, and other good and sufficient instruments of transfer, assignment, and conveyance, in form and substance reasonably satisfactory to Buyer and its counsel, as shall be effective to convey to Buyer good and indefeasible title in and to all of the Real Property and good and marketable title in and to all of the Transferred Assets that are not Real Property, and all other documents and instruments required to be delivered by the Seller pursuant to this Agreement.

(b) At the Closing, Buyer shall:

(i) deliver to Seller the certificates referred to in Section 8.2(a) and Section 8.2(b);

(ii) pay to Seller, by wire transfer or delivery of other immediately available funds, an amount equal to the sum of the Base Purchase Price, plus the Estimated Adjustment;

(iii) deliver to Seller a duly executed Assignment and Assumption Agreement;

(iv) deliver to Seller a copy of each Third-Party Consent and Authorization set forth on Schedule 2.4(b);

(v) duly execute and deliver to Seller the Other Agreements.

Section 2.5 Closing Adjustments.

(a) Seller shall deliver a notice to Buyer no later than three (3) Business Days prior to the reasonably anticipated Closing Date including Seller’s reasonable good faith estimate, together with supporting calculations and information and determined in accordance with the procedures described on Schedule 2.5, of the value of the Inventory, the Prepayments as of the Effective Time, the Assumed Vacation and the resulting estimated Closing Adjustment

(the “Estimated Adjustment”), subject to Buyer’s review and consent to such estimate, which consent shall not be unreasonably withheld. Buyer and its representatives shall have access to such records of Seller as may be reasonably requested for verifying the Estimated Adjustment.

(b) After the Closing, Seller shall initially calculate the Closing Adjustment and shall deliver to Buyer a statement (the “Closing Adjustment Statement”) setting forth the amount of the Closing Adjustment, together with supporting calculations and information, on or before the 30th day after the Closing Date. Buyer shall cause its employees to give Seller and its advisors access at all reasonable times to the personnel, properties and books and records of the Business and Buyer’s working papers for the purpose of conducting the physical inventory and preparing the Closing Adjustment Statement, and Buyer and its representatives and advisors may be present for and participate in such physical inventory. Unless Buyer gives notice to Seller on or before the 15th day after Buyer’s receipt of the Closing Adjustment Statement that Buyer disputes the Closing Adjustment specified in the Closing Adjustment Statement, the Closing Adjustment shall be as specified in the Closing Adjustment Statement. If Buyer gives notice to Seller on or before such 15th day that it disputes the Closing Adjustment specified in the Closing Adjustment Statement, (i) Buyer or Seller, as the case may be, shall pay all undisputed portions of the Closing Adjustment Payment to the other party not later than five (5) calendar days after receiving Buyer’s notice of dispute, and (ii) Seller and Buyer shall consult in good faith and use commercially reasonable efforts to agree upon the calculation of the Closing Adjustment. If on or before the 30th day after Buyer’s receipt of the Closing Adjustment Statement Seller and Buyer have not agreed on the Closing Adjustment, such matters as remain in dispute shall be submitted to KPMG LLP, or such other accounting firm as Seller and Buyer shall agree, for final resolution, which resolution shall be binding upon Seller and Buyer, with no rights of appeal therefrom. The fees and expenses of such accounting firm for its services in resolving such dispute shall be borne equally by Seller and Buyer.

(c) If the actual Closing Adjustment, determined in accordance with Section 2.5(b) above, is greater than the Estimated Adjustment, Buyer shall make an additional payment to Seller in an amount equal to the amount by which the Closing Adjustment exceeds the Estimated Adjustment, which payment shall be made by wire transfer or delivery of other immediately available funds on or before the fifth Business Day after the final determination of the Closing Adjustment in accordance with this Section 2.5. If the actual Closing Adjustment is less than the Estimated Adjustment, Seller shall make a payment to Buyer in an amount equal to the amount by which the Estimated Adjustment exceeds the Closing Adjustment, which payment shall be made by wire transfer or delivery of other immediately available funds on or before the fifth Business Day after the final determination of the Closing Adjustment in accordance with this Section 2.5. The payment to be made by Buyer or by Seller, as applicable, is herein called the “Closing Adjustment Payment.”

Section 2.6 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller, its Affiliates and/or other third parties (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Transferred Assets and shall remain the property of Seller, its Affiliates and/or relevant third parties after the Effective Time:

(a) all assets listed on Schedule 2.6(a);

(b) all cash, cash equivalents and short-term investments;

(c) all bank deposits and bank accounts;

(d) all receivables, including accounts receivable or trade receivables owed to Seller (other than by CITERCO) by reason of deliveries made by Seller or on account of the Transferred Assets prior to the Effective Time;

(e) the financial books and records of Seller, the personnel, employment and other records of Seller as to any current or former employee who is not a Transferred Employee, and the personnel, employment and other records of Seller as to any Transferred Employee that are not Books and Records;

(f) all minute books and similar materials related to maintenance of partnership records of Seller that are not Books and Records;

(g) any Claims or other rights to receive monies arising prior to or after the Execution Date which Seller or any of its Affiliates has or may have which are attributable to its ownership of the Transferred Assets prior to the Effective Time;

(h) those rights relating to non-banking deposits and prepaid expenses and Claims for refunds and rights to offset in respect thereof listed on Schedule 2.6(h);

(i) the Contracts listed on Schedule 2.6(i);

(j) all Claims for refund of Taxes and other governmental charges of whatever nature (including with respect to the Paulsboro Property Tax Dispute) relating to the period of time prior to the Effective Time;

(k) all insurance policies and rights and Claims thereunder, except to the extent such rights and Claims relate to any Assumed Obligation; and

(l) the Seller Benefit Plans.

For the avoidance of doubt, all property and assets owned by an Affiliate of Seller and/or a third party that are located on a part of the Land and which property or assets are leased to Seller in connection with the Business (1) shall remain the property of such third party and (2) are not a part of the Transferred Assets, except to the extent that Seller’s leasehold interest in such property or assets constitutes an Assumed Obligation.

Section 2.7 Assumed Obligations and Retained Obligations.

(a) From and after the Effective Time, Buyer shall assume and agree to pay, perform and discharge, and indemnify, defend and hold Seller, the Partners and their Affiliates harmless from only the following Obligations of Seller (other than the Retained Obligations) (collectively, the “Specific Assumed Obligations”):

(i) all Obligations of Seller under (x) all Contracts to which Seller is a party as of the Effective Time to the extent relating to the Business or the Transferred Assets (collectively, the “Assumed Contracts”) and (y) all Authorizations held by Seller as of the Effective Time (collectively, the “Assumed Authorizations”), but only, in the case of each Assumed Contract and each Assumed Authorization, to the extent such Obligations arise after the Effective Time; provided, however, that Buyer does not assume any Obligation under any of the Assumed Contracts to pay any rebate or other similar amount, apply any credit or make any other similar concession to the extent such Obligation arises out of any transaction occurring prior to the Effective Time;

(ii) all Claims, Losses and Obligations arising out of or related to Buyer’s ownership of the Transferred Assets and operation of the Business after the Effective Time, including any Obligations arising out of or related to the condition of the Transferred Assets at the Effective Time but excluding any Obligations relating to Environmental Matters to the extent not assumed by Buyer pursuant to Section 2.7(a)(iv) and Section 2.7(a)(v) below;

(iii) effective as of the Employee Transfer Time, those Obligations with respect to the Transferred Employees required to be assumed by Buyer pursuant to Article VI;

(iv) without prejudice to Buyer’s rights of indemnification pursuant to Section 10.2(b), all Obligations under Environmental Law to perform Corrective Action of any Environmental Condition to the extent the same relate to, result from or arise out of any Environmental Condition that existed prior to the Effective Time; and

(v) those Obligations relating to responsibilities under the NSR Consent Decree that relate to the Paulsboro Refinery, the Savannah Refinery and the Wilmington Assets required to be assumed or performed by Buyer pursuant to Section 5.9.

(b) In addition to the Specific Assumed Obligations, and subject to Section 2.7(d), from and after the Other Assumed Obligations Time, Buyer shall assume and agree to pay, perform and discharge, and indemnify, defend and hold Seller, the Partners and their Affiliates harmless from all Obligations of Seller arising after the Other Assumed Obligations Time relating to or arising from the Transferred Assets and relating to the period of time prior to the Effective Time (other than Specific Retained Obligations or Other Retained Obligations) (collectively, “Other Assumed Obligations”), including any Obligation arising out of or related to the exposure of any Person (including any Transferred Employee) prior to the Effective Time to any Hazardous Material existing at or released from any of the Transferred Assets. Buyer shall have the sole right and authority to defend and take all other actions with respect to any Other Assumed Obligation.

(c) From and after the Effective Time, Seller shall retain and agree to pay, perform and discharge, and indemnify, defend and hold Buyer and its Affiliates harmless from the following Obligations of Seller (other than the Assumed Obligations) (collectively, the “Specific Retained Obligations”):

(i) any Tax (including deficiencies, interest and penalties relating thereto) accruing to or for any period ending prior to the Effective Time, except to the extent provided otherwise in Section 7.4;

(ii) any expenses (except Taxes described in Section 7.4(b), Section 7.4(e) and Section 7.4(f)) incurred in connection with the transfer of the Transferred Assets as contemplated by this Agreement;

(iii) any fees payable by Seller in connection with the UBS Engagement Letter;

(iv) any accounts payable, trade payables, distribution payables, accrued interest or interest payable, liabilities associated with industry insurance consortia, loans payable and exchange balances owed to a third party (including all accounts payable with respect to the Inventory);

(v) any indebtedness for borrowed money, and any Obligations evidenced by any loan agreement, mortgage, bond, indenture, debenture, promissory note, guarantee or similar instrument, together with any Contract evidencing or relating to any of the foregoing;

(vi) any Contract listed on Schedule 2.6(i); any Obligation under any of the Assumed Contracts or Assumed Authorizations arising prior to the Effective Time (including any Obligation arising out of or relating to a breach of any Assumed Contract or Assumed Authorization that occurred prior to the Effective Time, including any warranty claim or similar claim with respect to any product delivered by Seller prior to the Effective Time) or arising after the Effective Time but relating to any Obligation to pay any rebate or other similar amount, apply any credit or make any other similar concession to the extent such Obligation arises out of transactions occurring prior to the Effective Time; and any Obligation under any derivative, option, hedge, futures or similar Contracts;

(vii) any Obligations of Seller under this Agreement or any Seller Transaction Document, including any Losses assumed by Seller as provided in Section 7.4 and Section 7.5 of this Agreement;

(viii) any Obligations, Losses or Litigation relating to the Excluded Assets (including the Paulsboro Property Tax Dispute) or Seller’s business or assets after the Effective Time;

(ix) any Obligations under any Benefit Plan of Seller or any of its Affiliates or relating to payroll, bonuses, vacation, sick leave, worker’s compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s or its Affiliates’ employees or former employees, or both;

(x) any Obligations to indemnify, reimburse or advance amounts to any officer, director, manager, member, shareholder, employee or agent of Seller or any other third party in respect of matters arising prior to Closing;

(xi) any Obligations arising out of any Litigation that shall have been commenced on or prior to the Effective Time, or threatened and set forth in Section 3.12 of the Seller Disclosure Schedule; it being understood that for purposes of this Agreement, Litigation commenced after the Effective Time shall be deemed to have been commenced before the Effective Time if, and only to the extent that, such Litigation (“Subsequent Litigation”) involves the same parties (irrespective of the joinder of other parties) and arises out of the same factual or legal allegations or claims as asserted or alleged in Litigation that was in fact commenced before the Effective Time or set forth in Section 3.12 (“Original Litigation”), regardless of the venue or forum in which such Subsequent Litigation shall have been commenced;

(xii) any Losses arising out of any non-compliance with Law by Seller or any of its Affiliates;

(xiii) any Obligations to make payments to Union Employees under the CBA or any other Contract with a labor union resulting from the consummation of the transactions contemplated by this Agreement accruing prior to the Effective Time, including pursuant to Article XXVI of the Paulsboro CBA;

(xiv) any and all Obligations, Losses or Litigation arising from claims, obligations, causes of action, fines, penalties, litigation, administrative proceedings, costs and expenses, and all associated reasonable fees for legal and technical counsel, arising from or relating to the M/T Athos I allision near the Paulsboro Refinery on or about November 26, 2004, or the associated release of crude oil and Hazardous Materials to the natural and human environment;

(xv) except with respect to any Obligations assumed by Buyer pursuant to Section 2.7(a)(iv) and Section 2.7(a)(v), all Obligations relating to or arising out of Environmental Matters, whether arising or first occurring on, before or after the Effective Time and that, (x) in the case of Environmental Matters relating to any of the Transferred Assets, relate to any act or occurrence, or condition that existed, prior to the Effective Time, and (y) in the case of Environmental Matters relating to any property or asset owned, leased or operated or formerly or hereafter owned, leased or operated by Seller or any of its Affiliates, other than the Transferred Assets, relate to any act or occurrence, or condition that existed, prior to or after the Effective Time, including:

(A) Any Obligations under Environmental Law to perform Corrective Action with respect to Hazardous Materials that exist at or immediately adjacent to any property or asset owned, leased or operated or formerly or hereafter owned, leased or operated by Seller or any of its Affiliates, other than the Transferred Assets;

(B) Any Obligations arising out of or related to any enforcement action brought by a Governmental Authority that relates to, results from or arises out of either: (x) any of the Transferred Assets’ non-compliance with any Environmental Law, or any Environmental Condition that existed, prior to the Effective Time, (y) the Excluded Assets or (z) any property or asset formerly owned, leased or operated by Seller or any of its Affiliates, or operations thereon, other than the Transferred Assets;

(C) Any Obligations arising out of or related to any Claim by any third party that relates to, results from or arises out of either: (x) any of the Transferred Assets’ non-compliance with any Environmental Law, or any Environmental Condition that existed, prior to the Effective Time, (y) the Excluded Assets or (z) any property or asset formerly owned, leased or operated by Seller or any of its Affiliates, or operations thereon, other than the Transferred Assets;

(D) any Pre-Closing Off-Site Disposal; and

(E) Any Obligations arising out of or related to the exposure of any Person (including any Transferred Employee) to any Hazardous Material existing at or released from any property or asset owned, leased or operated (or formerly owned, leased or operated) by Seller or any of its Affiliates, other than the Transferred Assets.

(xv) any other Obligations listed on Schedule 2.7(c).

(d) Without prejudice to Seller’s rights of indemnification pursuant to Section 10.3(b), from and after the Effective Time, in addition to the Specific Retained Obligations, Seller shall retain and agree to pay, perform and discharge, and indemnify, defend and hold Buyer and its Affiliates harmless from, all Obligations arising prior to the Other Assumed Obligations Time to the extent relating to or arising from the Transferred Assets and relating to the period of time prior to the Effective Time (other than Specific Assumed Obligations and Specific Retained Obligations) (collectively, “Other Retained Obligations”), including, any Obligations arising out of or related to the exposure of any Person (including any Transferred Employee) prior to the Effective Time to any Hazardous Material existing at or released from any of the Transferred Assets. Notwithstanding the occurrence of the Other Assumed Obligations Time, any Other Retained Obligation related to any Original Litigation (or Subsequent Litigation) that is pending as of the Other Assumed Obligations Time shall remain as an Other Retained Obligation and shall not be considered an Other Assumed Obligation, but without prejudice to Seller’s indemnification rights under Section 10.3(b).

(e) In the event Seller shall suffer or incur any Other Retained Obligation, or any Claim shall be made or commenced against Seller that constitutes or, if successful, would result in any liability related to, an Other Retained Obligation, Seller shall give Buyer prompt written notice thereof describing in reasonable detail the facts and circumstances then known with respect thereto and the amount of cash payments that Seller has been required to pay, or is projecting to be required to pay, in connection therewith, and Seller shall thereafter provide Buyer additional periodic written notices of any additional amounts paid or required to be paid by Seller in connection therewith as well as the aggregate amount of such payments made by Seller as a result of all Other Retained Obligations. Upon request from Buyer, Seller shall provide Buyer with such information as Buyer may reasonably request to evidence or support such payments or to support that such payments arise out of an Other Retained Obligation. In the event Buyer would be responsible for indemnifying Seller in respect of any Other Retained Obligation pursuant to Section 10.3(b), then Buyer shall be entitled to participate in the defense of such Other Retained Obligation, and Seller shall not settle or compromise, or consent to the entry of any judgment in connection with, such Other Retained Obligation without the prior written consent of Buyer.

Section 2.8 Allocation. Buyer and Seller agree that subsequent to but in no event later than sixty (60) days after the execution of this Agreement they will use their best efforts to agree on an estimate of the proper allocation of the consideration paid or received in connection with the transactions contemplated hereunder for purposes of Section 1060 of the Code and IRS Form 8594. Additionally, no later than 120 days after the Effective Time, Buyer will either prepare or obtain a valuation report and forward the relevant information needed by the Seller to prepare IRS Form 8594. Buyer and Seller shall use such information in order to agree upon the proper allocation of the consideration paid or received in connection with the transactions contemplated hereunder for purposes of Section 1060 of the Code and IRS Form 8594. If the parties are not able to reach an agreement, each party shall make such filings as required of it under applicable tax laws applying the requirements of Section 1060 of the Code in its own discretion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, Seller hereby represents and warrants to Buyer that all of the statements contained in this ARTICLE III are true and correct as of the Execution Date, and will be true and correct as of the Closing Date as though made on and as of the Closing Date.

Section 3.1 Organization and Qualification.

(a) Seller is a New Jersey general partnership duly organized and validly existing and in good standing under New Jersey Law. Seller has the requisite partnership power and authority to carry on its business as it is now being conducted. Seller is duly qualified as a foreign partnership and in good standing in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has heretofore made available to Buyer correct and complete copies of its organizational documents. Seller does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity, other than the CITERCO Interests.

(b) Seller has only one Subsidiary, CITERCO. CITERCO is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, has the requisite power and authority to carry on its business as it is now being conducted, and is duly qualified as a foreign limited liability company and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Seller has heretofore made available to Buyer correct and complete copies of CITERCO’s organizational documents. The only property or assets of CITERCO are the CITERCO Agreements, and the only Obligations of CITERCO are the obligations under the CITERCO Agreements. CITERCO is not a party to or bound by any Contract other than the CITERCO Agreements. CITERCO has conducted no business or operations other than holding the CITERCO Agreements and utilizing the same in connection with the Business.

Section 3.2 Due Authority. The execution, delivery and performance of this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Seller (the “Seller Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no other action on the part of Seller is necessary to authorize and approve the execution, delivery and performance of this Agreement or any Seller Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Neither Seller nor CITERCO is subject to any provision of its organizational documents or any order or decree of any court or governmental body which would prevent the consummation of the transactions contemplated by this Agreement or any Seller Transaction Documents. This Agreement has been, and each Seller Transaction Document will be, duly and validly executed by Seller and, assuming the due authorization, execution, and delivery of this Agreement and each applicable Seller Transaction Document by Buyer, this Agreement constitutes, and each Seller Transaction Document will constitute, the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each Seller Transaction Document, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than as may be required under the HSR Act and ISRA and as set forth in Section 3.3 of the Seller Disclosure Schedule.

Section 3.4 Conflicts and Approvals. Assuming the accuracy of the representations and warranties set forth in Section 4.3, except as set forth in Section 3.4 of the Seller Disclosure Schedule, neither the execution and delivery by Seller of this Agreement or any of the Seller Transaction Documents nor the performance by Seller of its obligations hereunder or thereunder will (A) violate or breach the terms of, cause a default under or give any Person any right to exercise any remedy or obtain any relief under (i) any Law applicable to Seller or CITERCO, (ii) Seller’s partnership agreement or CITERCO’s organizational documents or (iii) any Material Contract or any material Contract to which CITERCO is a party or by which any of its properties or assets is bound, (B) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) of this Section 3.4, (C) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation, or result in a loss of any benefit to which Seller or CITERCO is entitled under any provision of any Contract binding upon Seller or CITERCO, (D) contravene, conflict with, or result in a violation of, or give any governmental body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any applicable laws and regulations or any order issued by any Governmental Authority to which Seller, CITERCO or any of the Transferred Assets or CITERCO Agreements may be subject or (E) result in the creation or imposition of any Lien on any Assets or any assets of CITERCO, except for Permitted Liens.

Section 3.5 No Brokers. Other than pursuant to the UBS Engagement Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or CITERCO, except any fees and commissions which will be discharged by Seller.

Section 3.6 Absence of Undisclosed Liabilities. Except as set forth in Section 3.6 of the Seller Disclosure Schedule and those liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006, to the Knowledge of Seller, neither Seller nor CITERCO is aware of any liabilities or obligations (whether direct, indirect, accrued or contingent) in excess of $5,000,000 individually or in the aggregate.

Section 3.7 Transferred Assets. Except as set forth in Section 3.7 of the Seller Disclosure Schedule:

(a) Seller (i) has good and indefeasible title to the Real Property, (ii) has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee above for the full term of the applicable lease and is not in material default in relation thereto, and (iii) has good and marketable title to each Transferred Asset other than Real Property; in each case free and clear of any Liens and subject only to Permitted Liens. To the Knowledge of Seller, Schedule 1.1(a) sets forth accurate legal descriptions of the Land.

(b) Neither the whole nor any portion of the Real Property material to the conduct of the Business is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment or compensation therefor, nor, to the Knowledge of Seller, has any such condemnation, expropriation or taking been proposed.

(c) To the Knowledge of Seller, Seller has obtained all appropriate easements, licenses and rights-of-way required to use the Real Property in the manner in which the Real Property is currently being used and which are required for the ownership, operation and maintenance of the Paulsboro Refinery, the Savannah Refinery and the Wilmington Assets.

(d) Seller owns beneficially and of record, good and marketable title to the CITERCO Interests free and clear of any Liens except for Permitted Liens and any restrictions on sales or transfers of securities under applicable securities laws. The CITERCO Interests constitute 100% of the authorized, issued and outstanding membership interests of CITERCO. All of the CITERCO Interests have been duly authorized, and are validly issued, fully paid and non-assessable and were not issued in violation of the preemptive rights of any Person. Except as contemplated in this Agreement, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the membership interests of CITERCO pursuant to which CITERCO is or may become obligated to issue membership interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any interest of CITERCO, and there are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of the CITERCO Interests.

(e) Except for (i) assets disposed of in the ordinary course of business consistent with past practice subsequent to the Execution Date or which were disposed of in such a manner prior to the Effective Time and (ii) the Excluded Assets, the Transferred Assets include all material assets which would be reasonably required to conduct the Business immediately following the Effective Time substantially in the manner in which the Business is currently conducted by Seller in all material respects.

(f) All Inventory (including crude oil, feedstocks, and finished petroleum products) meet their respective specifications and other supplies are merchantable or if purchased by specification, met those specifications.

(g) To the Knowledge of Seller, Seller’s current use and occupancy of the Real Property, and the operation of the Business as currently conducted thereon, does not violate or breach in any material respect any Easement.

(h) Seller is not a "foreign person" but is a "United States person" as such terms are defined in Sections 1445 and 7701 of the Code.

Section 3.8 Material Contracts.

(a) Except for the Contracts listed in Section 3.8(a) of the Seller Disclosure Schedule (collectively with the CITERCO Agreements, the “Material Contracts”), and except for this Agreement, neither Seller nor CITERCO is a party to or bound by any of the following:

(i) any Contract for the purchase or sale of feedstocks, intermediate stocks or refined products that will not be terminated prior to the Effective Time, cannot be terminated on less than ninety (90) days notice and (A) provides for forward physical delivery on a date more than ninety (90) days in the future or (B) provides for the future payment by or to Seller or CITERCO of more than $5,000,000;

(ii) any Contract for the supply of goods or services to or by Seller or CITERCO not covered in any other paragraph of this Section 3.8(a) that will not be terminated prior to the Effective Time, cannot be terminated on less than ninety (90) days notice and provides for future payments by or to Seller or CITERCO of more than $5,000,000;

(iii) any Contract for the sale of any asset by Seller not covered in any other paragraph of this Section 3.8(a) that cannot be terminated on less than ninety (90) days notice and provides for the future payment by or to Seller or CITERCO of more than $1,000,000;

(iv) any Contract that provides for the sale of any material assets of Seller or CITERCO or the acquisition of any material assets, other than Inventory in the ordinary course of business consistent with past practice;

(v) any Contract that grants to any Person a preferential right to purchase any of the Transferred Assets or any of CITERCO’s assets;

(vi) any Contract that grants to any Person a right to occupy or use any portion of the Transferred Assets (or any portion of the premises or other assets covered by any lease or other agreement constituting part of the Transferred Assets);

(vii) Any Contract relating to the storage, terminaling or transportation (including any lease, service agreement or other Contract relating to Seller’s use of railcars or similar equipment) of Inventory or any other feedstocks, intermediate stocks, refined products or other goods, in each case whether by or for Seller or CITERCO or otherwise relating to any of the Transferred Assets (or any portion of the premises or other assets covered by any lease or other agreement constituting part of the Transferred Assets);

(viii) any Contract that would restrict Buyer from owning, operating, selling, transferring, pledging or otherwise disposing of or encumbering any of the Transferred Assets or the CITERCO Agreements or from competing with any Person or engaging in any business or activity in any geographic area;

(ix) any license, royalty or other Contract constituting, governing or relating to Intellectual Property;

(x) any joint venture, partnership or alliance Contracts;

(xi) any Contracts (i) containing any so-called “most favored nation” provisions or any similar provision requiring Seller or CITERCO to offer a third party terms or concessions at least as favorable as offered to one or more parties or (ii) containing any so-called “change of control” provisions;

(xii) any Contracts with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements other than consistent with general industry practice;

(xiii) any Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the CITERCO Interests;

(xiv) any Contract that relates to the employment of any employee or would require the payment of severance or bonus by Buyer or CITERCO to any employee, including any severance obligation that may be required under any collective bargaining agreement;

(xv) any Contract relating to any indebtedness of CITERCO or to be assumed by Buyer hereunder, whether or not evidenced by a note, bond, debenture or similar instrument;

(xvi) any collective bargaining agreement or other Contract with a labor union;

(xvii) any Contract with any Affiliate of Seller; and

(xviii) any Contracts material to the Business or operations of Seller or CITERCO.

(b) Except as set forth in Section 3.8(b) of the Seller Disclosure Schedule:

(i) All of the Material Contracts are valid and binding agreements in full force and effect and enforceable in accordance with their respective terms. The enforceability of such Material Contracts will not be affected in any manner by the execution and delivery of this Agreement or any of the Seller Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

(ii) Neither Seller nor CITERCO has breached the terms of any Material Contract. Each Material Contract is in full force and effect, and none of Seller, CITERCO or, to the Knowledge of Seller, any other party thereto has failed to perform its obligations thereunder to date.

(iii) To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, the terms of any Material Contract.

(iv) Neither Seller nor CITERCO is providing any additional products or services, without charge, to any customer covered by any of the Material Contracts. Complete and accurate copies of each of the Material Contracts, including any amendments or modifications thereto, have been provided, or made available, to Buyer.

Section 3.9 Authorizations. Except with respect to matters subject to Section 3.11, (a) Seller and CITERCO have obtained all material Authorizations that are necessary to carry on the Business as currently conducted, (b) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a material violation by Seller or CITERCO of, or a failure on the part of Seller or CITERCO to comply in any material respect with the terms of, any such Authorization, (c) neither Seller nor CITERCO has received from any Governmental Authority written notification that any such Authorization (i) is not in full force and effect, (ii) has been violated in any respect, or (iii) is subject to any suspension, revocation, modification or cancellation, and (d) there is no Litigation pending or, to the Knowledge of Seller or CITERCO, threatened regarding suspension, revocation, adverse modification or cancellation of any such Authorization.

Section 3.10 Compliance with Laws. Except for matters that are described in Section 3.10 of the Seller Disclosure Schedule, for the preceding three (3) years, except with respect to matters subject to Section 3.11, to the Knowledge of Seller: (i) each of Seller and CITERCO has been in compliance in all material respects with all applicable Laws, (ii) neither Seller nor CITERCO has received any written notification from any applicable Governmental Authority asserting that it is not in material compliance with any applicable Laws, and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a material failure of Seller or CITERCO to comply with the terms of any applicable Law.

Section 3.11 Environmental. Except for matters that are described in Section 3.11 of the Seller Disclosure Schedule, to the Knowledge of Seller:

(a) For the preceding three (3) years, Seller, CITERCO, the Transferred Assets, the CITERCO Agreements and the Business have been in material compliance with all applicable Environmental Laws;

(b) all Environmental Permits required to be obtained or filed by or complied with by Seller under any applicable Environmental Law currently in effect in connection with the Business as currently conducted, including those relating to Hazardous Materials, have been duly obtained or filed for, and Seller is in material compliance with the terms and conditions of all such Environmental Permits; and

(c) none of the Real Property is the subject of (i) any outstanding order or judgment or arbitration award from any Governmental Authority under any applicable Environmental Laws requiring remediation or similar actions, the payment of a fine or penalty, or the performance of any Corrective Action or environmental project, or (ii) any investigation or other Litigation that might result in any of the foregoing, except for the requirements of ISRA at the Paulsboro Refinery;

(d) for the preceding three (3) years, there has been no reportable Release of Hazardous Materials or disposal of any Hazardous Materials by Seller at, on, or underlying any of the Real Property that is subject to any remedial obligations under any applicable Environmental Laws;

(e) there is no pending or, to the Knowledge of Seller, threatened Litigation against Seller under any applicable Environmental Law relating to the Business or any of the Real Property;

(f) Seller has provided Buyer access to or copies of all soil and groundwater investigation reports that are in Seller’s or CITERCO’s custody or control that were prepared during the three (3) years prior to the date hereof.

Section 3.12 Litigation. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, there is no material Litigation pending or, to the Knowledge of Seller, threatened against Seller or CITERCO, including any Litigation involving a claim for indemnification pursuant to any statute, organizational document or contract relating to any other Litigation. To the Knowledge of Seller, neither Seller nor CITERCO has any material Commercial Matters.

Section 3.13 Labor Matters.

(a) Except as set forth in Section 3.13 of the Seller Disclosure Schedule, there are no strikes, labor disputes, unfair labor practices, slow downs or work stoppage or similar material labor difficulty pending or, to Seller’s Knowledge, threatened against Seller ,and there have been no such strikes, labor disputes, unfair labor practices, slow downs, picketing or work stoppage or similar material labor difficulty during the past two (2) years. There is not presently pending or existing, and to the Knowledge of Seller there is not threatened any application for certification of a collective bargaining agent. There is currently no lockout of any employees by Seller, and to the Knowledge of Seller no such action is contemplated by Seller. Seller has not materially breached or otherwise failed to comply in any material respect with any provision of any collective bargaining agreement and will not because of the transaction(s) contemplated by this Agreement or otherwise. Except for the CBA as set forth in Schedule 1.1(b), Seller is not a party to any collective bargaining agreement covering Seller’s employees. Seller has not received written notice of any pending representation petition with the National Labor Relations Board regarding Seller’s employees.

(b) The Union Employees are represented by the Union. No other Employees are represented by a union.

Section 3.14 Intellectual Property.

(a) Section 3.14 of the Seller Disclosure Schedule sets forth a list of all registered and unregistered patents, patent rights, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, service marks, trademark and service mark registrations and applications, logos, copyrights (whether or not registered), copyright registrations and applications, and software and computer programs (other than “shrink-wrap” licensed software) presently owned, possessed, licensed, sublicensed or used by Seller and/or CITERCO in the conduct of the Business (“Intellectual Property”). Set forth in Section 3.14 of the Seller Disclosure Schedule opposite each item of Intellectual Property listed thereon are, to the Knowledge of Seller, the names and addresses of the true and correct owners thereof. Seller and CITERCO have valid and enforceable rights to utilize in the Business as presently operated the Intellectual Property respectively owned by or licensed by them from any other Person, free and clear of any Liens or right of termination, and without payment to any Person other than payments required pursuant to the terms of those licenses listed in Section 3.14 of the Seller Disclosure Schedule.

(b) Each of Seller and CITERCO has taken reasonable precautions to protect its rights in and to the Intellectual Property owned by it including maintaining the confidentiality of trade secrets, pending patent applications, know-how and other confidential Intellectual Property.

(c) (i) Nothing has come to the attention of either Seller or CITERCO, without any independent investigation on the part of either of them, that would lead either of them to believe that any Person has infringed on the respective Intellectual Property owned by them or that there has been unlawful use by any Person of any of the respective Intellectual Property owned by them; (ii) neither Seller nor CITERCO have, in the ownership or use of the Intellectual Property, infringed, or unlawfully used the Intellectual Property and (iii) the Intellectual Property owned by Seller and CITERCO does not infringe the patents, trade names, trademarks, logos, copyrights or other proprietary rights of any Person.

Section 3.15 Tax Matters. Except as set forth in Section 3.15 of Seller Disclosure Schedule:

(a) CITERCO has timely filed, or there have been timely filed on CITERCO’s behalf, all material returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes (“Tax Returns”); and

(b) All Taxes payable with respect to such material CITERCO Tax Returns have been paid. To the Knowledge of Seller, all such material CITERCO Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. To the Knowledge of Seller, no claims have ever been made by an authority in a jurisdiction where CITERCO does not file Tax Returns that CITERCO is or may be subject to taxation by that jurisdiction.

(c) Section 3.15 of the Seller Disclosure Schedule lists all material federal, state, local and foreign Tax Returns filed with respect to CITERCO for the 2004 to 2006 taxable years and indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(d) Effective January 1, 2004 and for all taxable years thereafter, CITERCO has been treated as a disregarded entity within the meaning of Treasury Regulation § 301.7701-3.

(e) There are no Liens, other than Permitted Liens, on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

Section 3.16 Employee Benefits. Seller has provided all material information regarding the level of employee benefits currently being provided to its Employees under the Seller Benefit Plans.

Section 3.17 No Knowledge of Breach. To the Knowledge of Seller, Buyer is not in breach in any material respect, as of the date hereof, of any of the representations or warranties of Buyer contained in this Agreement. Except as set forth in Section 3.17 of the Seller Disclosure Schedule all information and data that have been or will be made available by Seller or their representatives or advisors to Buyer (whether prior to or on or after the date hereof) in the Data Site, is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.

Section 3.18 Customer and Supplier Relations. Since December 31, 2006, there has not been any adverse change in the relationships between either Seller or CITERCO and any of its material suppliers or customers. Since December 31, 2006, no material customer or supplier of Seller or CITERCO has terminated or reduced its business with Seller or CITERCO and no oral or written notice of termination or cancellation or indication of an intention to terminate or cancel any of such relationships with such customer or suppliers has been given or received. Section 3.18 of the Seller Disclosure Schedule is a list, together with a brief description, of all material complaints and disputes with any of Seller’s or CITERCO’s customers or suppliers since December 31, 2006 or that were made prior to such date and remain unresolved to the satisfaction of such customer or supplier. Each Contract entered into by Seller or CITERCO with any of its customers or suppliers has been entered into in the ordinary course of business consistent with past practice.

Section 3.19 Books and Records. The minute books of CITERCO contain accurate and complete records of substantially all meetings held of, and corporate action taken by, CITERCO’s managers, members and/or other governing authorities.

Section 3.20 Certain Payments. Neither Seller, CITERCO nor any officer, agent or employee of Seller or CITERCO, nor any other Person associated with or acting for or on behalf of Seller or CITERCO, has directly or indirectly (a) made, offered or agreed to offer any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, CITERCO or any of their respective Affiliates or (iv) in violation of any Law or (b) established or maintained any fund or asset that has not been recorded in the Books and Records of Seller or CITERCO, as applicable.

Section 3.21 Insurance. Seller and CITERCO have each maintained, and as of the date hereof have in effect, such policies of property, casualty, workers’ compensation, general liability and other insurance, including, without limitation, group insurance and other life, health, disability or other insurance for the benefit of employees or their dependents or both as are required by Law or any Contract to which it is a party and are adequate and appropriate with respect to the Business. Set forth in Section 3.21 of the Seller Disclosure Schedule is a complete list, with a summary thereof, of all insurance policies that Seller and CITERCO maintain with respect to the Business or their respective properties or employees, which insurance policies are in full force and effect. During the last three (3) years, there has not been any material adverse change in the relationship of Seller or CITERCO with its insurers or in the premiums payable pursuant to its insurance policies.

Section 3.22 Assumed Contracts.

(a) To the Knowledge of Seller, Section 3.22 of the Seller Disclosure Schedule sets forth all Assumed Contracts.

(b) Each of the Assumed Contracts to which Seller is a party is fully assignable (effective as of the Effective Time), by Seller to Buyer.

Section 3.23 No Material Adverse Effect. Since December 31, 2006, there has been no Material Adverse Effect.

Section 3.24 Disclosure. Neither this Agreement, nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing that has been supplied by or on behalf of Seller or CITERCO in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that all of the statements contained in this Article IV are true and correct as of the Execution Date, and will be true and correct as of the Closing Date as though made on and as of the Closing Date.

Section 4.1 Organization and Qualification. Buyer is a limited liability company duly organized and validly existing and in good standing under Delaware Law. Buyer has the requisite limited liability company power and authority to carry on its business as it is now being conducted. Buyer is duly qualified as a foreign limited liability company and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

Section 4.2 Due Authority. The execution, delivery and performance of this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Buyer (the “Buyer Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no other action on the part of Buyer is necessary to authorize and approve the execution, delivery and performance of this Agreement or any Buyer Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Buyer is not subject to any provision of its organizational documents or any order or decree of any court or governmental body which would prevent the consummation of the transactions contemplated by this Agreement or any Buyer Transaction Documents. This Agreement has been, and each Buyer Transaction Document will be, duly and validly executed by Buyer and, assuming the due authorization, execution, and delivery of this Agreement and each applicable Buyer Transaction Document by Seller, this Agreement constitutes, and each Buyer Transaction Document will constitute, the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Conflicts and Approvals. Assuming the accuracy of Seller’s representations and warranties set forth in Section 3.4, as of the date hereof, neither the execution and delivery by Buyer of this Agreement nor the performance by Buyer of its obligations hereunder will, to the Knowledge of Buyer, (A) violate or breach the terms of or cause a default under (i) any Law applicable to Buyer, (ii) the organizational documents of Buyer or (iii) any contract or agreement to which Buyer is a party or by which it or any of its properties or assets is bound or (B), with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) of this Section 4.3, except for any matters described in this Section 4.3 that would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4 Litigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened against Buyer except any Litigation that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.5 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, except any fees and commissions for which will be discharged by Buyer.

Section 4.6 Availability of Funds. Buyer will at the Closing have sufficient immediately available funds, in cash, sufficient to pay the Purchase Price, as it may be adjusted pursuant to this Agreement.

Section 4.7 No Knowledge of Breach. To the Knowledge of Buyer, Seller is not in breach, as of the date hereof, of any of the representations or warranties of Seller contained in this Agreement.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Operation of the Business. Except (i) as set forth on Schedule 5.1, (ii) as otherwise contemplated by this Agreement or (iii) as otherwise consented to by Buyer in writing, such consent not to be unreasonably withheld, from the Execution Date until the Closing, Seller shall (and, where applicable, shall cause CITERCO to):

(a) afford to Buyer and its agents, advisors and representatives reasonable access to Seller’s and CITERCO’s properties, personnel, documents and records, except those documents and records subject to attorney-client privilege or other confidentiality restrictions, and shall furnish such information about Seller and CITERCO as Buyer shall reasonably request, all upon reasonable notice to Seller and in a manner that does not interfere in any material respect with the normal operations of the Business;

(b) operate the Business in the ordinary course consistent with past practice or as otherwise provided on Schedule 5.1, including maintenance of Inventory in amounts consistent with past practice;

(c) keep and preserve the Business and the Transferred Assets in good condition and repair;

(d) operate the Business in all material respects in accordance with all applicable Laws currently in effect;

(e) timely file all Tax returns and all reports required to be filed with any Governmental Authority;

(f) use commercially reasonable efforts to preserve beneficial relationships with agents, lessors, suppliers, customers, employees and others having business relationships with Seller or CITERCO;

(g) refrain from making, or committing to make, any bonus, pension, retirement, welfare or insurance payment or arrangement to or with any such Persons except those that may have already been accrued, and bonus and insurance payments in the ordinary course of business and consistent with past practices;

(h) not incur any obligations for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, nor enter into any guarantees, which indebtedness is secured by some or all of the Transferred Assets except indebtedness that will be paid in full at or prior to the Closing;

(i) not sell, assign, lease, mortgage, pledge, create or assume or permit to exist any Lien upon, any of Seller’s or CITERCO’s assets, except for Permitted Liens and sales of Inventory in the ordinary course of business;

(j) except in the ordinary course consistent with past practice, not destroy or remove any Books and Records;

(k) promptly notify Buyer of any material emergency or other material change in the Business or any of the Transferred Assets;

(l) not enter into any Contract other than in the ordinary course of business consistent with past practice or any Contract having a commitment for expenditure over $50,000;

(m) not amend, modify or terminate any Material Contract or Authorization, or otherwise waive, release or assign any material rights, Claims or benefits of Seller under any Material Contract or Authorization or enter into any derivative, option, hedge or futures contracts, except any derivative, option, hedge or futures contracts entered into in the ordinary course of business consistent with past practice;

(n) not make any capital expenditure or other commitment for expenditure over $50,000 for which Buyer would be responsible;

(o) maintain CITERCO’s organizational documents in their form on the date of this Agreement;

(p) not adopt any Seller Benefit Plan;

(q) not hire or terminate any Employees except in the ordinary course of business consistent with past practices, and not enter into any Contract with any Employee (other than at-will employment arrangements); and

(r) not agree, resolve or commit to do any of the actions prohibited in Section 5.1 that would, or the effects of which would, survive the Closing.

Section 5.2 Appropriate Action; Consents; Filings. From the Execution Date until the Closing:

(a) Seller and Buyer shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by Seller or Buyer in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all necessary filings, including filings under the HSR Act, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under any applicable Law at or prior to the Closing. Buyer and Seller shall bear the costs and expenses of their respective filings; provided, however, that Buyer shall pay the filing fee in connection with any such filings. Seller and Buyer shall cooperate in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing. Seller and Buyer shall each use commercially reasonable efforts to furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

(b) Seller and Buyer shall each timely give or cause to be given all notices to third Persons and use commercially reasonable efforts to obtain all Third-Party Consents and Authorizations (i) set forth on Schedule 2.4(a) and Schedule 2.4(b), as applicable, or (ii) required under any Assumed Contract in connection with the consummation of the transactions contemplated hereby.

(c) Seller and Buyer shall each give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Governmental Authority in connection with the transactions contemplated hereby, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any Claims against, relating to, or involving or otherwise affecting Buyer or Seller that relate to the consummation of the transactions contemplated hereby, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other party to consummate the transactions contemplated hereby not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such party under this Agreement, or (C) delay or impede the ability of either Buyer or Seller, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein. No delivery of any notice pursuant to clause (iv) of this Section 5.2(c) shall cure any breach of any representation, warranty or covenant of the party hereto giving such notice contained in this Agreement.

(d) Buyer and Seller each agree to cooperate and to vigorously contest and resist any administrative or judicial action, and to seek to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal. Buyer shall not be obligated to agree or consent to any material conditions upon its ability to acquire, own or operate the Transferred Assets or to agree to dispose of, hold separate or take any other action with respect to any material portion of the Transferred Assets.

Section 5.3 Breach Notice. Between the date of this Agreement and the Closing Date, Seller and Buyer shall each promptly notify (the “Breach Notice”) the other party in writing if it obtains knowledge of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, or if it obtains knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any of its representations or warranties had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, such Breach Notice to be given within three (3) Business Days of such discovery or on the day prior to the Closing Date, whichever is earlier. The Breach Notice shall contain reasonable details regarding the alleged breach and the notifying party’s good faith estimate of the potential Losses associated with such breach.

Section 5.4 Title Matters Related to the Real Property.

(a) Buyer may obtain for its own benefit one or more standard commitments for title insurance covering the Real Property (collectively, the “Title Commitment”) and effective as of a date which is on or prior to the Closing Date. The Title Commitment shall be issued by Fidelity National Title Insurance Company – National Title Services, 1900 West Loop South, Suite 650, Houston, Texas, 77027 (the “Title Company”). Buyer in its sole discretion may obtain any such extended coverage or endorsements from the Title Company covering the Real Property as it desires, the expense for same being solely Buyer’s, provided that Seller shall reasonably cooperate with same. If Buyer elects to purchase a title insurance policy pursuant to the Title Commitment, Buyer shall be responsible for paying the premium therefor. Seller agrees to deliver to Buyer within fifteen (15) Business Days after the date of this Agreement, copies of all prior title reports and commitments and title insurance policies, surveys, plats and site plans of the Real Property, in Seller’s or any of its Affiliates’ possession or control (the “Exception Documents”). Buyer may obtain, at its cost, current new or recertified surveys of the Real Property (collectively, the “Survey”), and Seller will reasonably cooperate with same.

(b) Buyer shall have ten (10) Business Days after its receipt of the last of the Title Commitment, the Survey or the Exception Documents to object to any issue disclosed therein or otherwise discovered by Buyer, relating to title to the Real Property (an “Objection”), except that Buyer may not object to any Permitted Liens. Buyer shall make any Objection by delivering to Seller written notice of such Objection. Seller shall have the option to (i) cure the Title Objections, in which case Seller will provide Buyer with notice of its intention to cure the same seven (7) Business Days of receipt of notice of Buyer’s Title Objections. Seller will thereafter have an opportunity, at its expense, to remove or cure such Title Objections within sixty (60) days following receipt of written notice from Buyer identifying the Title Objections (the “Title Cure Period”), or (ii) reimburse Buyer for any increase in title insurance premiums caused by Seller’s failure to cure the Title Objections to the extent that the Title Company agrees to insure over such Title Objections if such additional premiums are paid; it being understood that Buyer shall consult with the Title Company prior to the commencement of the Title Cure Period and promptly notify Seller if the Title Company has refused to insure over any Title Objection and, if the Title Company has agreed to insure over such Title Objections, the amount of the premium associated therewith. If Seller declines to or cannot cure all Title Objections within the Title Cure Period, or address uncured Title Objections pursuant to clause (ii) immediately above, then Buyer may elect to terminate this Agreement by written notice to Seller, with neither party having any further obligations to the other hereunder, except as provided in Section 9.2; provided that Buyer’s termination right in this regard shall not accrue unless and until the aggregate estimated amount of Losses associated with any and all uncured Title Objections exceeds $10,000,000. If Buyer does not exercise its termination right under this Section 5.4, or if such termination right does not accrue, then Buyer will be deemed to have waived any uncured Title Objections and shall proceed with Closing, subject to ARTICLE VIII.

Section 5.5 Right of Entry. Promptly following the Execution Date and until the Closing Date (or the earlier termination of this Agreement), upon Buyer’s reasonable request, Seller shall permit representatives, consultants or other Persons acting by or on behalf of Buyer (“Diligence Representatives”):

(a) to have reasonable access (at reasonable times, upon reasonable advance notice and in a manner so as not to interfere unduly with the business operations of Seller or CITGO) to Seller, CITGO and their respective agents and employees, and to the premises of the Business and the CITGO Records, and to CITGO IT systems personnel in order to commence the IT migration process, insofar as such access would not (i) violate any legal constraints or any legal obligation, (ii) waive any attorney/client, work product or like privilege, (iii) disclose information about the activities of Seller or CITGO that is unrelated to the operation of the Transferred Assets or (iii) disclose information regarding Seller’s and CITGO’s auction process regarding the Transferred Assets; and

(b) subject to any required consent of any third Person and upon reasonable advance notice to Seller, to conduct at reasonable times, in the presence of representatives of Seller, reasonable inspections of the Transferred Assets; provided, however, that neither Buyer nor its Due Diligence Representatives shall be permitted to conduct any environmental testing or sampling without prior written consent of Seller.

Buyer hereby acknowledges that any access to the Transferred Assets utilized by Buyer or any Diligence Representative shall be at the sole risk, cost and expense of Buyer. Buyer shall comply with, and shall ensure that each Diligence Representative complies with, all safety and similar requirements customarily imposed by Seller on its properties; provided, that Seller has provided to Buyer a description of such safety and other requirements. Before and after the Closing, Buyer shall assume and indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Claims for personal injury, death or property damage arising out of Buyer’s or any Diligence Representative’s entry upon or access to the Transferred Assets and all Losses incurred by the Seller Indemnitees with respect to each such Claim, IN EACH CASE REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNITEES OR ANY EMPLOYEE OF ANY SUCH PERSON) OF THE SELLER INDEMNITEES OR ANY EMPLOYEE OF ANY SUCH PERSON.

Section 5.6 Condition of Transferred Assets. In consummating the purchase and the sale of the Transferred Assets contemplated hereunder, Buyer acknowledges that it will become the owner of the Transferred Assets and Buyer accepts the Transferred Assets in their AS-IS, WHERE-IS CONDITION WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH HEREIN.

Section 5.7 Independent Investigation. Buyer acknowledges and affirms that (i) it has had full access to the extent it deems useful or necessary to all information and materials made available by Seller and its representatives during the course of Buyer’s due diligence investigation of Seller, and (ii) it has had access to the personnel, officers, professional advisors, operations and records of Seller. As of the Closing, Buyer will have completed its independent investigation, verification, analysis, review and evaluation of this Agreement, the Other Agreements, the Transferred Assets and Seller, as Buyer has deemed necessary or appropriate. EXCEPT FOR THE REPRESENTATIONS EXPRESSLY MADE BY SELLER HEREIN , IN Article III, OR IN ANY CERTIFICATE, AGREEMENT OR INSTRUMENT TO BE DELIVERED PURSUANT HERETO, BUYER ACKNOWLEDGES AND AGREES THAT (a) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY SELLER, EXPRESS OR IMPLIED, AS TO (i) THE TRANSFERRED ASSETS, OR (ii) THE OBLIGATIONS, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE PURCHASE OF THE TRANSFERRED ASSETS AND THE ASSUMPTION OF THE ASSUMED OBLIGATIONS, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (b) SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION,

WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY SELLER OR ANY OF ITS AFFILIATES (INCLUDING ANY BACKCAST DATA OR MODELS PROVIDED BY SELLER, WHICH HAVE BEEN PROVIDED FOR ILLUSTRATION PURPOSES ONLY, ANY OTHER INFORMATION PROVIDED IN THE CONFIDENTIAL INFORMATION MEMORANDUM DATED WINTER 2007, AS SUPPLEMENTED TO THE DATE OF THIS AGREEMENT, ANY CORRESPONDENCE FROM SELLER OR ANY OF ITS AFFILIATES OR FROM UBS SECURITIES LLC AS SELLER’S ADVISOR, ANY PRESENTATION BY THE MANAGEMENT OF SELLER OR ANY OF ITS AFFILIATES AND ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE TO BUYER, OR STATEMENTS MADE TO BUYER DURING SITE OR OFFICE VISITS, IN ANY DATAROOMS OR MANAGEMENT PRESENTATIONS); (c) NEITHER SELLER NOR ANY OF ITS AFFILIATES HAVE MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE TRANSFERRED ASSETS OR THE BUSINESS; AND (d) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON OR UNDER ANY PORTION OF THE TRANSFERRED ASSETS, COMPLIANCE WITH APPLICABLE LAWS AND AUTHORIZATIONS.

Section 5.8 Supplement to Seller Disclosure Schedule. Seller may, from time to time prior to the Closing, and as promptly as reasonably practicable after its obtaining Knowledge thereof (but not later than three (3) days prior to the Closing except for matters that arise within three (3) days prior to the Closing), by written notice to Buyer, supplement or amend the Seller Disclosure Schedule to correct any matter that would constitute a breach of any representation or warranty of Seller in ARTICLE III, but only to the extent the necessity of such correction comes to the Knowledge of Seller after the date of this Agreement. For purposes of determining whether Buyer’s conditions set forth in Section 8.3(a) have been fulfilled, the Seller Disclosure Schedule shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any supplement or amendment thereto, but if the Closing shall occur, then any matters disclosed to Buyer pursuant to any such supplement or amendment after the Execution Date and prior to the Closing shall be deemed to be subject to ARTICLE X.

Section 5.9 NSR Consent Decree.

(a) Buyer hereby acknowledges receipt of written notice of, and a copy of, the NSR Consent Decree.

(b) No later than thirty (30) days prior to Closing, Seller shall provide written notices of the transaction contemplated by this Agreement to the United States, the State of New Jersey, and the State of Georgia as required by Paragraph 6 of the NSR Consent Decree.

(c) Buyer shall assume those responsibilities of the NSR Consent Decree that are required after the Effective Time that concern the Paulsboro Refinery or the Savannah Refinery, including, without limitation, installation of the qualifying NOx controls as required by Paragraph 54 of such decree. Prior to Closing, Seller and Buyer each shall cooperate and work together to reach agreement on a motion to the Court having jurisdiction over the NSR Consent Decree to modify the NSR Consent Decree (the “NSR CD Modification”) as contemplated under Paragraph 7 of such decree and seek approval of such modification by such Court. The NSR CD Modification shall be in substantially the form provided in Exhibit K.

(d) If the parties hereto fail to receive the requested NSR CD Modification from the Court, then Buyer shall perform on Seller’s behalf Seller’s NSR Consent Decree obligations as such obligations concern the Paulsboro Refinery or the Savannah Refinery. If Buyer fails to perform hereunder, Seller shall have the right, upon written notice to Buyer, to undertake such actions as it deems necessary or appropriate to remedy Buyer’s failure to perform and Buyer shall reimburse Seller for all Seller’s reasonable costs and expenses in undertaking such remedy.

Section 5.10 ISRA.

(a) Seller shall comply with all obligations imposed by ISRA prior to Closing. Such obligations shall include, without limitation, preparation and submission, within the timeframes established by ISRA and the regulations promulgated pursuant to ISRA, any and all filings required by the NJDEP to allow the transaction to proceed under ISRA, including a General Information Notice as defined in ISRA but excluding the ISRA-related documents to be prepared and submitted to NJDEP by Buyer pursuant to Section 5.10(b). Seller shall provide Buyer drafts of such documents three (3) Business Days prior to submitting such documents to NJDEP. Seller and Buyer shall each work together to reach agreement on such documents prior to submittal of such documents to NJDEP by Seller.

(b) Notwithstanding the provisions of Section 5.10(a) above, Buyer shall make timely application for a Remediation Agreement, or if there is an existing Remediation Agreement applicable to the Paulsboro Refinery, an Amendment to that Remediation Agreement designating Buyer as the responsible party under the Remediation Agreement and which, once executed, allows the parties hereto to complete the transactions contemplated by this Agreement pursuant to the requirements of ISRA. Buyer shall provide Seller drafts of such documents ten (10) days prior to submitting such documents to NJDEP and Seller and Buyer shall each work together to reach agreement on such documents prior to submittal of such documents to NJDEP by Buyer. Buyer shall submit the Remediation Agreement to NJDEP for approval at least fifteen (15) Business Days prior to the Closing. Except for Buyer’s costs to prepare and submit such documents to the NJDEP, Buyer’s costs and expenses that relate to the Remediation Agreement or any remediation activity conducted pursuant to ISRA and this Agreement shall be considered costs and expenses for conditions that existed at the Transferred Assets prior to the Effective Time and shall apply to Buyer’s rights of indemnification pursuant to Section 10.2(b).

(c) Buyer shall be responsible for and shall establish and maintain a Remediation Funding Source as NJDEP may require in accordance with N.J.A.C. 7:26C-7.

(d) Seller shall assist and fully cooperate with, in a prompt and timely manner, Buyer’s reasonable requests in connection with satisfying the terms of any such Remediation Agreement and performing any obligations under or complying with all other directives, orders or requirements of ISRA relating to the Transferred Assets.

(e) As the designated responsible party in the Remediation Agreement, Buyer shall perform all necessary work in order to satisfy the terms of the Remediation Agreement. If NJDEP fails to designate Buyer as the responsible party in the Remediation Agreement and Seller remains the person responsible for ISRA compliance, Buyer shall assume all of Seller’s obligations and responsibilities as if designated the responsible party in the Remediation Agreement. Buyer shall cooperate fully with Seller regarding Seller’s performance of said ISRA obligations Upon request, Buyer shall supply Seller with copies of all reports or other documentation related to the Remediation Agreement or other environmental obligations of Seller related to ISRA. If Buyer fails to perform hereunder, Seller shall have the right, upon written notice to Buyer, to undertake such actions that are necessary or appropriate to comply with ISRA and Buyer shall reimburse Seller for all Seller’s costs and expenses in undertaking such remedy, including, without limitation, Seller’s costs and expenses associated with Buyer’s failure to promptly fulfill its obligations under this Section 5.10 including Buyer’s obligations to comply with all ISRA requirements related thereto. If related to this Section 5.10 ISRA and Buyer’s failure to perform hereunder, Seller’s costs shall include, without limitation, any fines and penalties imposed by Governmental Authority on Seller and Seller’s attorney and consultant costs to defend against allegations of such non-compliance.

Section 5.11 Exclusivity. From and after the Execution Date through and including the earlier to occur of (a) a termination of this Agreement and (b) the Effective Time, Seller shall (a) terminate all discussions and negotiations with others regarding a sale or other transaction involving any of the Transferred Assets, the equity interests (whether newly issued or currently outstanding) of Seller or CITERCO, any merger, business combination or recapitalization involving Seller or CITERCO, the liquidation, dissolution or reorganization of Seller or CITERCO, or any similar transaction (each, a “Possible Alternative”); and (b) Seller shall not, directly or indirectly, nor shall it authorize any of its Affiliates, officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by it, and shall advise each of such persons not, (i) to solicit, initiate, encourage (including by way of furnishing information or assistance), conduct discussions regarding or engage in negotiations regarding or take any other action to facilitate, the making of any proposal which constitutes or may reasonably be expected to lead to a Possible Alternative, (ii) to enter into an agreement (including any confidentiality agreement, letter of intent or similar document) with any person, other than Buyer, providing for or relating to a Possible Alternative or (iii) to make or authorize any statement, recommendation or solicitation in support of any Possible Alternative by any Person, other than by Buyer. If any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Seller or any of its representatives, then Seller shall promptly notify Buyer of the nature and terms of any of the foregoing and the identity of the parties involved.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1 Employees.

(a) Schedule 6.1 contains a list of all employees of Seller (collectively, the “Employees”), including employees who are receiving disability benefits or are on family, medical, administrative, military, or any other type of leave that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of Seller (collectively, “Leave”), and each such Employee’s date of hire, position, base salary or wages, and status as active or on Leave. For each Employee on Leave, Schedule 6.1 specifies the type or reason for the Leave and the date such Employee is expected to return to work. Schedule 6.1 sets forth both Employees represented by the United Steelworkers of America, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, United Steel Workers Local 2-911 and United Steel Workers Local 3-673 (collectively, the “Union,” and the Employee membership of the Union, “Union Employees”) and Employees not represented by the Union (“Non-Union Employees”). Seller shall provide Buyer with an updated Schedule 6.1 as necessary at any time prior to Closing to reflect any and all employment changes.

(b) Nothing herein shall be deemed to prevent or preclude Seller, with Buyer’s prior written consent, from granting salary, bonus, or benefit increases in accordance with its normal business practices prior to the Effective Time.

Section 6.2 Employment Offers. Prior to the Effective Time, Buyer or its Affiliate shall offer employment, effective as of the Employee Transfer Time, to substantially all of those Non-Union Employees and Union Employees set forth on Schedule 6.2(a) with salaries and benefits that are substantially the same as those enjoyed by current Buyer employees with similar duties and responsibilities. Also prior to the Effective Time, Buyer or its Affiliate may interview the Employees set forth on Schedule 6.2(b) for the purpose of determining whether, in Buyer’s sole discretion, Buyer or its Affiliate desires to offer employment to such Employees. Buyer shall have no obligation to offer employment to any Employee set forth on Schedule 6.2(a) or Schedule 6.2(b) that is on Leave at the Effective Time, other than as required by Law. The consummation of any offer shall be subject to compliance with Buyer’s applicable policies, procedures and requirements relating to drug testing and criminal background checks. All Employees who accept employment with and become employees of Buyer as of the Employee Transfer Time pursuant to the offers described in this Section 6.2 are referred to herein as “Transferred Employees.” Transferred Employees who are Union Employees are also referred to herein as “Union Transferred Employees,” and Transferred Employees who are Non-Union Employees are referred to herein as “Non-Union Transferred Employees.” Nothing in this Agreement shall affect Buyer’s right to change the terms of employment or terminate the employment of any Transferred Employee on or after the date he or she becomes Buyer’s employee, with or without cause. Buyer will give each Non-Union Employee and each Union Employee no less than seven (7) days in which to accept or reject Buyer’s employment offer.

Section 6.3 Transfer Time. All Transferred Employees shall become employees of Buyer as of the time (the “Employee Transfer Time”) that is the later of (x) 12:01 a.m. on

March 31, 2008, and (y) the Effective Time, and except as otherwise provided herein, at such time, Buyer shall assume and be responsible for payment of all salaries and benefits, and all other costs and liabilities, relating to the period from and after the Employee Transfer Time relating to the Transferred Employees, except that with regard to an Employee on Leave to whom Buyer makes an employment offer, such obligations shall not attach unless and until the Employee on Leave commences employment with Buyer.

Section 6.4 Level of Employee Benefits Provided by Buyer.

(a) From and after the Employee Transfer Time until December 31, 2008, Buyer shall provide to all Transferred Employees employee benefits that are substantially similar to the employee benefits Buyer provides to its similarly situated employees.

(b) Transferred Employees shall be credited with all years of service for which each such Employee was credited before the Employee Transfer Time under all Buyer Plans applicable to such Employee, but in no event shall Buyer have any obligation to recognize such years of service for benefit accrual in any Buyer Plans.

(c) A Transferred Employee’s unused vacation and short-term leave entitlement immediately prior to the Employee Transfer Time under the vacation or short term leave policy applicable to such Transferred Employee immediately prior to the Employee Transfer Time shall be recognized by Buyer following the Employee Transfer Time. At the Employee Transfer Time, Seller shall pay to Buyer an amount in cash equal to the aggregate amount, determined in accordance with GAAP, of the Transferred Employees’ unused vacation and short-term leave entitlement immediately prior to the Employee Transfer Time (after giving effect to the Assumed Vacation).

Section 6.5 Buyer’s Adoption of the Collective Bargaining Agreements. Buyer will recognize the Union as the exclusive representative of the Union Transferred Employees and will adopt the CBAs provided, however, that Buyer will not adopt the provisions of the CBAs as they relate to employee benefits including health and welfare, sickness and disability, and pension benefits. Pursuant to Article XXVI of the Paulsboro CBA listed in Schedule 1.1(b), Seller acknowledges its obligation to and shall, upon the Closing Date, satisfy or otherwise settle its obligations required by Article XXVI of the Paulsboro CBA.

Section 6.6 WARN Act.

(a) Seller shall be solely responsible for and subject to any and all liabilities in connection with the performance and discharge of all obligations or requirements under the WARN Act and under applicable state and local Laws and regulations that may arise on or prior to the Closing Date.

(b) Buyer shall not engage within sixty (60) days following the Closing Date in a “plant closing” or “mass layoff” as such terms are defined in the WARN Act. Buyer shall pay all severance payments, damages for wrongful dismissal and related costs with respect to the termination of any Transferred Employee after the Effective Time, including any severance payments under Buyer Plans regarding severance.

Section 6.7 No Employee Rights. Nothing contained herein shall (i) confer upon any former, current or future employee of Seller or Buyer or any legal representative or beneficiary thereof any rights or remedies, including any right to employment or continued employment of any nature, for any specified period, or (ii) cause the at-will employment status of any former, present or future employee of Buyer or Seller to be other than terminable at will.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.1 Insurance. Buyer acknowledges and agrees that as of and after the Effective Time, Buyer shall be responsible for all insurance coverage for the Transferred Assets and the Business, and that Seller shall not be responsible for providing insurance coverage for the Transferred Assets or the Business, and that all such coverage, including coverage under any owner controlled insurance programs, shall be canceled at the Closing. As of the Effective Time and thereafter, Buyer shall obtain and maintain workers compensation insurance, commercial general liability insurance and excess umbrella insurance with such limits and endorsements sufficient to satisfy Buyer’s Obligations to supply insurance for any contractor as part of the owner controlled insurance programs contained in those third party vendor Contracts assumed by Buyer containing such a program.

Section 7.2 Further Assurances. Seller and Buyer each agree that from time to time after the Effective Time they will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Other Agreements.

Section 7.3 Use of Name. Buyer acknowledges and agrees that after the Closing it shall use neither Seller nor CITGO’s name nor any similar name in the conduct of its business, and, within sixty (60) days after the Closing Date, Buyer shall remove, obliterate, cover or replace, Seller’s name from the Transferred Assets, including removing any signage with Seller’s name or logo from the Transferred Assets.

Section 7.4 Prorations, Deposits and Taxes. Taxes and other charges with respect to the transactions contemplated by this Agreement shall be paid or prorated by the parties as follows:

(a) Except as expressly set forth in this Agreement, all income and expenses attributable to the Transferred Assets for the period before the Effective Time are for the account of Seller, and all income and expenses attributable to the Transferred Assets thereafter are for the account of Buyer.

(b) Seller and Buyer agree that all state and local sales and use Taxes or other similar Taxes relating to the sale and conveyance of the Transferred Assets shall be the liability of Buyer, and shall be borne by Buyer. At Closing, Seller shall collect from Buyer any state and local sales and use Taxes. Seller shall remit such Taxes directly to the appropriate Governmental Authorities.

(c) Prior to Closing, Buyer shall provide Seller with an appropriate exemption certificate to establish the right to any exemption from state and local sales and use Taxes and for any exemptions from any other applicable state Tax. Buyer shall thereafter provide Seller with any additional exemption certificates and other documentation as may be required by the Governmental Authorities for such purpose. Seller shall reasonably cooperate with Buyer, including providing Buyer with such data as Buyer may reasonably request in order to support all applicable sales Tax exemptions, subject to the Confidentiality Agreement.

(d) If any state and local sales and use Taxes or other similar Taxes relating to the sale and conveyance of the Transferred Assets, are subsequently assessed by any Governmental Authority, and as a result of such subsequent assessment Seller is assessed additional Taxes, then Buyer shall reimburse Seller, or its assignees, for such assessed Taxes, including interest and penalty.

(e) All real or personal property transfer Taxes or other similar Taxes shall be borne by and paid directly to the Governmental Authorities by Buyer.

(f) All real property, personal property, ad valorem and other similar Taxes, including payments in-lieu-of property Taxes, as well as all rents, utilities, maintenance charges and similar expenses, assessed on or associated with the Business or any of the Transferred Assets in the Tax period in which the Closing date occurs, shall be prorated between Buyer and Seller as of the Effective Time. After the Closing, the party receiving each property Tax or other such bill or notice applicable to the Transferred Assets for the period before or after the Closing Date occurred shall promptly notify the other party and shall pay each such bill prior to the last day the same may be paid without penalty or interest. The party responsible or liable under this Agreement with respect to such amount shall promptly on receipt of a written request (accompanied by appropriate supporting documentation) reimburse the responsible party’s share of such amount so paid as provided under this Agreement. Seller and Buyer shall reasonably cooperate with each other after Closing with respect to any property Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to the Tax periods in which the Closing Date occurs. If either party receives a refund of any property Taxes for which the other is liable or responsible under this Agreement including any final judgments in the Paulsboro Property Tax Dispute, the party receiving such refund, whether received in cash, or as a credit against another state and/or local Tax, shall, within thirty (30) days after the receipt of such refund, remit it to the party who is liable. Furthermore, Buyer and Seller agree that should a refund be due to Seller for overpaid Taxes from the Paulsboro Property Tax Dispute, and should either municipal entity (i.e., the Township of West Deptford and/or the Borough of Paulsboro) apply a portion of that refund to Taxes unpaid by Buyer, then Buyer agrees that it will pay to Seller the amount so credited by the municipal entity for the benefit of Buyer within thirty (30) days after being notified of such credit.

(g) Except as provided otherwise in this Agreement: (A) for any Tax period or portion of any Tax period on or prior to the Closing Date, Seller shall be responsible for timely filing of all income, excise, franchise, privilege, sales, use and similar Tax returns required by applicable Law to be filed, and payment of all Taxes levied or imposed, in connection with the Transferred Assets, the Business, or employees and independent contractors engaged in operating or maintaining the Transferred Assets or marketing products produced by the

Transferred Assets; (B) for any Tax period or portion of any Tax period after the Closing Date, Buyer shall be responsible for the timely filing of all income, excise, franchise, privilege, sales, use and similar Tax returns required by applicable Law to be filed, and payment (subject to the provisions of Section 7.4(f)) of all such Taxes levied or imposed, in connection with the Transferred Assets, the Business, or employees and independent contractors engaged in operating or maintaining the Transferred Assets or marketing the products produced by the Transferred Assets; and (C) control of any legal or administrative proceedings concerning any such Taxes with respect to the Transferred Assets, and entitlement to any refunds or awards concerning any such Taxes with respect to the Transferred Assets, shall rest with the party responsible for payment therefor under this Section 7.4(g). If, however, any Claim for property Taxes is asserted against the Transferred Assets or the Business for any Tax period or Tax periods prior to the Closing Date, Seller shall not have the right to agree to a settlement or compromise that would materially prejudice Buyer. Buyer shall also be afforded a reasonable opportunity (but not a duty) to participate in the defense of any such Claim for property Taxes at its own expense. However, with respect to the conduct of the Paulsboro Property Tax Dispute, Seller shall have the right to agree to a settlement or compromise in its sole discretion and Buyer shall not participate in the conduct of such dispute provided that such settlement or compromise does not materially prejudice Buyer; provided, however, that changes in property tax rates as a result of any such settlement or compromise shall not be deemed to materially prejudice Buyer so long as such changes apply generally to properties in the relevant taxing jurisdiction, and provided, further, that changes in the appraised value of the Transferred Assets as a result of the transactions contemplated by this Agreement shall not be deemed to materially prejudice Buyer.

(h) In the event of a Tax audit or an examination of Seller or Buyer involving the Transferred Assets, CITERCO or the Business for any Tax period prior to the Closing Date, Buyer and Seller shall cooperate with each other in connection with such Tax audit or examination. Seller shall promptly reimburse Buyer for all reasonable out-of-pocket costs and expenses (other than compensation to employees) incurred in connection with such cooperation.

Section 7.5 Third-Party Consents or Authorizations Not Obtained as of Closing. Subject to and without limiting the provisions of Section 8.3(g), this Agreement shall not constitute an agreement to assign or assume any Contract or Authorization if an attempted assignment thereof, without a required Third-Party Consent or Authorization that has not been obtained as of the Closing, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such Contract or Authorization, or would violate or otherwise is not permitted by applicable Law. If any transfer or assignment by Seller to, or any assumption by Buyer of, any interest in, or Assumed Obligations under, any Contract or Authorization requires any Third-Party Consent or Authorization, then no such assignment or assumption shall be made without such Third-Party Consent or Authorization being obtained. Notwithstanding the foregoing, upon the receipt of any such Third-Party Consent or Authorization after the Effective Time, any such Contract or Authorization shall be assigned to Buyer and Buyer shall assume same as and to the extent provided herein.

(a) If any such Third-Party Consent or Authorization is not obtained prior to the Closing Date, then: (i) after Closing, Seller and Buyer shall cooperate to procure the transfer of any Contracts or Authorizations not transferred to Buyer at Closing (including cooperating in obtaining required Third-Party Consents or Authorizations and sharing equally the economic cost required to obtain the pertinent consent, provided that to the extent any costs or obligations required by third parties to obtain any such Third Party Consents or Authorizations are attributable to the acts or omissions of Seller or any of its Affiliates prior to the Closing (other than as a result of the act of soliciting such Third Party Consent or Authorization), Seller shall solely pay or satisfy such costs or obligations, as the case may be)), (ii) Seller and Buyer shall cooperate (each at its own expense) in any lawful and reasonable arrangement reasonably proposed by Buyer or Seller under which Buyer shall obtain to the extent practicable the economic Claims, rights and benefits under the Contract or Authorization with respect to which the Third-Party Consent or Authorization has not been obtained in accordance with this Agreement, and (iii) Seller shall indemnify Buyer to the extent Buyer is unable to conduct the Business in all material respects in the manner in which it was conducted immediately prior to the Closing Date.

Section 7.6 Collection of Amounts Owed to a Party. Except as otherwise provided in Article II, it is the intention of the parties that, as between the parties, Seller shall be entitled to all income attributable to the Business conducted prior to the Effective Time and Buyer shall be entitled to all income attributable to the Business conducted on and after the Effective Time. Except as otherwise provided in Article II, each party shall pay to the other party, promptly after receipt thereof, any amount received by said party from any third party with respect to (i) rentals, fees or other revenues relating to the Business and attributable to the ownership period of the other party; and (ii) products delivered, services performed or other obligations performed by the other party and attributable to the ownership period of such other party.

Section 7.7 Access; Records. From and after the Effective Time, both Buyer and Seller will afford to the other party and its authorized representatives reasonable access during normal business hours to any financial books, records or accounts related to the Transferred Assets in the possession of such party, and, if requested, will furnish to such other party such additional information and cooperate with such other party in such other respects, including the making of employees available to such other party at such other party’s expense as witnesses or deponents, as such other party may reasonably request for (a) financial reporting, (b) tax or similar purposes, (c) purposes of investigating Claims or conducting Litigation, (d) in the case of Buyer, in connection with any Assumed Obligation, or (e) in the case of Seller, in connection with the Retained Obligations; it being understood that this Section 7.7 shall not apply to information that is subject to attorney-client privilege except to the extent reasonably necessary to allow Buyer to defend any Assumed Obligation. Buyer and Seller shall not destroy or dispose of any such books, records and accounts related to the Transferred Assets for a period of at least seven years, or such longer period as may be required by Law, after the Closing Date without first offering to surrender to the other party such books, records and accounts which such party may intend to destroy or dispose of.

Section 7.8 Foreign Trade Subzones. With respect to any foreign trade subzone agreements to which the Transferred Assets are subject, Seller shall reasonably cooperate with Buyer in obtaining either the assignment of such agreements from Seller to Buyer or a new replacement agreement. Each party shall keep the other reasonably informed of the status of such assignments or applications for new agreements.

Section 7.9 Savannah Project. Seller agrees to complete, at Seller’s expense, the Savannah Project as has been previously described to Buyer in a timely manner and in accordance with good industry practice. Buyer shall provide Seller, its employees, contractors, and representatives with such access to the Savannah Refinery as Seller may request in order to complete the Savannah Project. Seller hereby acknowledges that any access to the Savannah Refinery utilized by Seller or any of its representatives, contractors, subcontractors or other Persons acting on Seller’s behalf shall be at the sole risk, cost and expense of Seller. Seller shall comply with, and shall ensure that each such representative, contractor, subcontractor or other Person complies with, all safety and similar requirements customarily imposed by Buyer on its properties; provided, that Buyer has provided to Seller a description of such safety and other requirements. Seller shall assume and indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Claims for personal injury, death or property damage arising out of the entry upon or access to the Savannah Refinery by Seller or any such representative, contractor, subcontractor or other Person and all Losses incurred by the Buyer Indemnitees with respect to each such Claim, IN EACH CASE REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BUYER INDEMNITEES OR ANY EMPLOYEE OF ANY SUCH PERSON) OF THE BUYER INDEMNITEES OR ANY EMPLOYEE OF ANY SUCH PERSON.

Section 7.10 Audit Rights. Seller agrees to make available to Buyer prior to and for a period of eighteen (18) months following Closing any and all existing information and documents in the possession of Seller or any of its Affiliates that Buyer may reasonably require to comply with Buyer’s financial reporting requirements and audits, including, but not limited to the information and documents necessary to comply with the requirement, if any, to file with the United States Securities and Exchange Commission (the “SEC”) audited financial statements for the periods required under Regulation S-X with respect to the purchase of the Transferred Assets within seventy-one (71) days after the due date for the filing of the Form 8-K with respect to the closing of the purchase of the Transferred Assets. Without limiting the generality of the foregoing, Seller will use its commercially reasonable efforts after execution of this Agreement and for eighteen (18) months following Closing to cooperate with the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with their audit of any annual financial statements with respect to the Transferred Assets or the Business that Buyer or any of its Affiliates requires to comply with their financial reporting requirements, and their review of any interim financial statements of the Transferred Assets that Buyer requires to comply with such reporting requirements. Buyer’s cooperation will include (i) such reasonable access to Seller’s employees who were responsible for preparing the work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit in accordance with generally accepted auditing standards, and (ii) delivery of one or more customary representation letters from Seller to Buyer’s Auditor that are reasonable requested by Buyer to allow such auditors to complete an audit (or review of any interim quarterly financial statements), and to issue an opinion as required by the SEC with respect to an audit or review of those financial statements required pursuant to this Section 7.10. Buyer will reimburse Seller, within three (3) Business Days after demand therefor, for any reasonable out-of-pocket costs with respect to any costs incurred by Seller, including the hiring of temporary employees, in complying with the provisions of this Section 7.10.

ARTICLE VIII

CLOSING CONDITIONS

Section 8.1 Conditions to Obligations of Each Party Under this Agreement.

The respective obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer and Seller, as the case may be in whole or in part, to the extent permitted by applicable Law:

(a) No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority shall be in effect preventing the consummation of the transactions contemplated hereby.

(b) No provision of any applicable Law shall prohibit the consummation of the Closing.

Section 8.2 Additional Conditions to Seller’s Obligations. The obligations of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (it being understood that for purposes of determining the accuracy of such representations and warranties, all “Buyer Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct (or true and correct in all material respects, as appropriate) only on such date), and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(c) The applicable waiting period under the HSR Act and any extension thereof shall have terminated or expired, and neither the FTC nor the DOJ shall have imposed any material conditions upon Seller’s ability to dispose of the Transferred Assets.

(d) Buyer shall have duly executed and delivered each of the Other Agreements simultaneously with the Closing.

Section 8.3 Additional Conditions to Buyer’s Obligations. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (it being understood that for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct (or true and correct in all material respects, as appropriate) only on such date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute a Material Adverse Effect, and Buyer shall have received a certificate of an officer of Seller, dated the Closing Date, to such effect; provided, however, that for purposes of this Section 8.3(a), a Material Adverse Effect shall be deemed to have occurred if and only if effects of the circumstances giving rise to any such inaccuracies of representations or warranties have caused, will cause, or may reasonably be expected to cause any Loss or Losses, individually or in the aggregate, in excess of $3,400,000.

(b) Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing Date, and Buyer shall have received a certificate of an officer of Seller, dated the Closing Date, to such effect.

(c) The applicable waiting period under the HSR Act and any extension thereof shall have terminated or expired, and neither the FTC nor the DOJ shall have imposed any material conditions upon Buyer’s ability to acquire, own or operate the Transferred Assets or require Buyer to dispose of, hold separate or take any other action with respect to the Transferred Assets.

(d) Seller shall have, or shall have caused to be, duly executed and delivered, each of the Other Agreements simultaneously with the Closing.

(e) CITGO shall have, or shall have caused to be, duly executed and delivered a Noncompetition Agreement in the form attached hereto as Exhibit L simultaneously with the Closing.

(f) Each of the Partners shall have, or shall have caused to be, duly executed and delivered a Guarantee Agreement in the form attached hereto as Exhibit J simultaneously with the Closing.

(g) All Third-Party Consents and all Authorizations listed on Schedule 8.3(g) shall have been obtained in a form reasonably satisfactory to Buyer and, to the extent relating to Real Property, recordable in the applicable real property records.

(h) No Material Adverse Effect shall have occurred and be continuing.

(i) To the extent required by the Title Company, Buyer shall have received all documents it may reasonably request relating to the existence of Seller and CITERCO and the authority of Seller for this Agreement and the transactions contemplated hereby.

(j) Seller shall have, or shall have caused to be, duly executed and delivered the Subcharter Agreement in the form attached hereto as Exhibit G.

(k) Buyer shall have received an Affidavit of Non-Foreign Status of Seller in the form of Exhibit M attached to this Agreement.

Section 8.4 Casualty; Condemnation.

(a) Seller shall give Buyer prompt notice of (i) any damage or destruction (including by reason of any collision, fire, explosion, hurricane, tornado, earthquake, flood or terrorist act) of all or any portion of the Transferred Assets after the date hereof and prior to the Closing (a “Pre-Closing Adverse Effect”) and (ii) any actual, pending or proposed Taking of all or any portion of Seller’s or CITERCO’s assets, or any planned or pending Taking as to which Seller or CITERCO has received written notice from the condemning authority, after the date hereof and prior to the Closing. Subject to this Section 8.4, Seller shall retain the risk of loss or damage with respect to the Transferred Assets until title passes at the Effective Time.

(b) If the cost to repair (or replace, to the extent not reasonably subject to repair) the damage or destruction to the Transferred Assets resulting from all Pre-Closing Adverse Effects (the “Repair Estimate”) is expected to be $25,000,000 or less and the damage resulting from such Pre-Closing Adverse Effect is commercially reasonably capable of being repaired within 120 days after the date of such Pre-Closing Adverse Effect, then Seller may, by notice to Buyer, elect to extend the Termination Date to a date no more than 120 days after the original Termination Date (i.e. before any extension pursuant to this Section 8.4) and repair the damage resulting from such Pre-Closing Adverse Effect and proceed with Closing (upon and subject to the remaining terms and conditions of this Agreement) upon and subject to completion of repairs of such damage to the Transferred Assets in all material respects at any time prior to the Termination Date (as extended pursuant to this Section 8.4, if applicable). Alternatively, if the parties mutually agree, the parties may elect to proceed with the Closing (upon and subject to the remaining terms and conditions of this Agreement) without repairing such damage (or such portion of such damage as the parties may mutually designate), and Seller shall pay to Buyer at the Closing an amount in cash equal to the amount of the Repair Estimate.

(c) Upon the occurrence of the Pre-Closing Adverse Effect, the parties hereto shall cooperate in reaching mutual agreement on the amount of the Repair Estimate and the expected time to repair such Pre-Closing Adverse Effect (the “Time Estimate”) as soon as practicable and, in any event, within at least sixty (60) days of the Pre-Closing Adverse Effect. If the parties hereto are unable to reach mutual agreement, after using their good faith reasonable best efforts to reach mutual agreement, on the amount of the Repair Estimate and the Time Estimate, either party may initiate the procedures set forth in Schedule 8.4 for the purpose of utilizing such mechanisms as may be reasonably appropriate and available to them to determine in all due haste such matters prior to the Termination Date (as extended pursuant to this Section 8.4, if applicable).

(d) If, prior to the Termination Date (as extended pursuant to this Section 8.4, if applicable), Buyer and Seller (or their independent experts, if applicable) have mutually agreed upon the amount of the Repair Estimate and the Time Estimate (or the Repair Estimate and/or the Time Estimate have been determined pursuant to the procedures set forth in Schedule 8.4) and either the Repair Estimate is more than $25,000,000 or the Time Estimate is more than 120 days (measured from the date of the Pre-Closing Adverse Effect), Buyer shall not be obligated to effect the transactions contemplated by this Agreement.

(e) If, prior to the Termination Date (as extended pursuant to this Section 8.4, if applicable), Buyer and Seller (or their independent experts, if applicable) have not mutually agreed on the Repair Estimate or the Time Estimate, Seller or Buyer may elect to extend the Termination Date by an additional thirty (30) days and the parties shall implement the procedure for determining the Repair Estimate and Time Estimate, and if applicable, proceed with the Closing (upon and subject to the remaining terms and conditions of this Agreement), as set forth in Section 8.4.

(f) If the value of the assets of Seller and/or CITERCO subject to any actual, pending or proposed Taking of all or any portion of Seller’s or CITERCO’s assets, or any planned or pending Taking as to which Seller or CITERCO has received written notice from the condemning authority, after the date hereof and prior to the Closing, when aggregated with all other such Takings, equals:

(i) less than $10,000,000 the Closing shall take place as provided herein (upon and subject to the remaining terms and conditions of this Agreement) without abatement of the Purchase Price, and there shall be assigned to Buyer at the Closing all interest of Seller in any award which may be payable to Seller on account of such Taking(s); or

(ii) $10,000,000 or more, Buyer shall have the option to terminate this Agreement without any further obligation of any of the parties or their Affiliates pursuant hereto; provided that if Buyer elects to proceed with the Closing, the Closing shall take place as provided herein (upon and subject to the remaining terms and conditions of this Agreement) without abatement of the Purchase Price, and there shall be assigned to Buyer at the Closing all interest of Seller in any award which may be payable to Seller on account of such Taking(s).

In the event condemnation proceedings for a Taking are commenced prior to the Closing Date, then, prior to the Closing, the parties shall cooperate in connection with such proceedings and Buyer shall be allowed to participate therein, but Seller shall have sole control of such proceedings; provided, however, that Seller shall use commercially reasonable efforts to maximize the value obtained for the property subject to the condemnation proceedings and shall consult with Buyer prior to reaching a settlement or compromise. After the Closing, Buyer shall have sole control over any such proceedings.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by Seller upon notice to Buyer, if any of the conditions in Section 8.1 or Section 8.2 shall not have been fulfilled by the time required or shall have become incapable of fulfillment on or prior to the Termination Date; provided, that Seller has fulfilled, or has caused its appropriate Affiliate to fulfill, its obligations, if any, under such condition;

(c) by Buyer upon notice to Seller, if any of the conditions in Section 8.1 or Section 8.3 shall not have been fulfilled by the time required or shall have become incapable of fulfillment on or prior to the Termination Date; provided, that Buyer has fulfilled, or has caused its appropriate Affiliate to fulfill, its obligations, if any, under such condition;

(d) by Seller upon notice to Buyer, if the Closing contemplated hereby shall not have occurred on or before April 30, 2008 (subject to the extension of such date pursuant to Section 8.4) (the “Termination Date”); provided, however, that, in the event that all conditions of Section 8.1 and Section 8.3 other than termination or expiration of the waiting period under the HSR Act are satisfied, then Seller may not terminate under this clause (d) before an additional ninety (90) days after the Termination Date;

(e) by Buyer upon notice to Seller, if the Closing contemplated hereby shall not have occurred on or before the Termination Date (subject to the extension of such date pursuant to Section 8.4); provided, however, that, in the event that all conditions of Section 8.1 and Section 8.2 other than termination or expiration of the waiting period under the HSR Act are satisfied, then Buyer may not terminate under this clause (e) before an additional ninety (90) days after the Termination Date; or

(f) by Buyer in accordance with Section 5.4 or Section 8.4.

Section 9.2 Effect of Termination. Except for this Section 9.2, Section 10.8, Section 10.9, Section 10.10, Section 11.4 and Section 11.5, this Agreement shall, upon termination hereof pursuant to Section 9.1, forthwith become of no further force or effect and (a) there shall be no liability on the part of Seller or Buyer or any of their respective officers or directors to any other party and (b) all rights and obligations of any party hereto shall cease; provided, however, that any such termination shall not relieve Seller or Buyer from liability for any willful and material breach of this Agreement occurring prior to such termination.

ARTICLE X

INDEMNIFICATION AND REMEDIES

Section 10.1 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the parties hereto contained in this Agreement and the covenants and agreements of the parties hereto contained in this Agreement which by their terms are contemplated to be performed on or before the Closing shall survive the Closing and shall remain in full force and effect for a period of twelve months after the Closing Date, except that the representations and warranties set forth in Section 3.1, Section 3.2, Section 4.1, Section 4.2, Section 3.7(a) and Section 3.7(d) shall each survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later, (b) each covenant and agreement of the parties hereto contained in this Agreement which by its terms are contemplated to be performed after the Closing Date shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed (which, in the case of the provisions of Section 10.2(a)(iii)-(viii), Section 10.3(a)(iii), and Section 10.3(b) shall be deemed to extend indefinitely after the Closing), and (c) Seller’s indemnity obligation pursuant to Section 10.2(b) shall survive until the date that is seven (7) years after the Closing Date.

Section 10.2 Indemnification Provisions for Benefit of Buyer.

(a) If the Closing occurs, Seller agrees from and after the Closing to indemnify Buyer Indemnitees from and against any Losses actually suffered or incurred by them, or any of them, arising out of or related to:

(i) any breach of, or any inaccuracy in, any representation or warranty of Seller contained in this Agreement or any agreement, certificate or instrument delivered pursuant hereto or in connection herewith;

(ii) any breach of, or failure to perform or comply with, any covenant or obligation of Seller contained in this Agreement or any Seller Transaction Document;

(iii) any of the Excluded Assets;

(iv) any of the Retained Obligations;

(v) any actual or asserted right on the part of any third-party to occupy or use any portion of the Transferred Assets (or any portion of the premises or other assets covered by any lease or other agreement constituting part of the Transferred Assets);

(vi) any Taxes of Seller, CITERCO or any of their respective Affiliates, other than Taxes of CITERCO accruing after the Effective Time;

(vii) any Obligations of CITERCO as of the Effective Time, other than those accruing after the Effective Time under the CITERCO Agreements; and/or

(viii) notwithstanding that such matters have been disclosed to Buyer, any item disclosed in Section 3.12 of the Seller Disclosure Schedule.

No Claim may be asserted or commenced against Seller pursuant to this Section 10.2(a) unless written notice of such Claim is received by Seller describing in reasonable detail the facts and circumstances then known with respect to the subject matter of such Claim on or prior to the date on which the representation, warranty, covenant or obligation (as applicable) on which such Claim is based ceases to survive as set forth in Section 10.1, and any Claim with respect to which such notice shall have been timely made may be continued after the time at which the representation, warranty, covenant or obligation (as applicable) on which such Claim is based so ceases to survive and shall not be affected thereby.

(b) In addition to the indemnification provisions set forth in Section 10.2(a), if the Closing occurs, Seller agrees from and after the Closing to indemnify Buyer Indemnitees from and against fifty percent (50%) of the aggregate amount of any Losses actually suffered or incurred by them, or any of them, arising out of or related to any Corrective Action of any Environmental Condition to the extent the same relate to, result from or arise out of any Environmental Condition that existed prior to the Effective Time, but only to the extent such Losses, in the aggregate, exceed the difference of (x) $7,000,000 minus (y) the aggregate amount of cash amounts paid by Buyer in connection with its obligations under Section 5.10 or ISRA. No Claim may be asserted or commenced against Seller pursuant to this Section 10.2(b) unless written notice of such Claim is received by Seller describing in reasonable detail the facts and circumstances then known with respect to the subject matter of such Claim on or prior to the date that is seven (7) years after the Closing Date, and any Claim with respect to which such notice shall have been timely made may be continued after such seventh (7th) anniversary of the Closing Date. Further, if Buyer at any time after the Closing conveys any portion of the Real Property to any Person other than an Affiliate of Buyer, Buyer shall not be permitted to assign its rights under this Section 10.2(b) with respect to such portion of the Real Property to such transferee.

(c) Subject to the provisions of paragraph (d) below, the obligations of Seller to indemnify the Buyer Indemnitees pursuant to this Section 10.2 are subject to the following limitations:

(i) The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 10.2(a)(i) unless and until the aggregate amount of Losses for which the Buyer Indemnitees are entitled to be indemnified for all Claims pursuant to Section 10.2(a)(i) of this Agreement exceeds the difference of (x) the Buyer Indemnification Deductible minus (y) the aggregate amount of Losses (other than Permitted Schedule Update Losses) that Buyer actually suffers or incurs as a result of any matters disclosed in any supplement(s) or amendment(s) to the Seller Disclosure Schedule made by Seller in accordance with Section 5.8 (and then only to the extent such aggregate Losses exceed such amount). Further, the Buyer Indemnitees shall not submit any new Claims for indemnification pursuant to Section 10.2(a)(i) until the date that is eleven months after the Closing Date unless and until the aggregate amount of Losses for which the Buyer Indemnitees are seeking indemnification under all such Claims (whether or not related) are at least $50,000 (without regard to whether or not such Losses, together with all other Losses for which the Buyer Indemnitees are entitled to be indemnified for all Claims pursuant to Section 10.2(a)(i) of this Agreement exceed the difference of (x) the Buyer Indemnification Deductible minus (y) the aggregate amount of Losses (other than Permitted Schedule Update Losses) that Buyer actually suffers or incurs as a result of any matters disclosed in any supplement(s) or amendment(s) to the Seller Disclosure Schedule made by Seller in accordance with Section 5.8).

(ii) In no event shall Seller’s aggregate obligation to indemnify the Buyer Indemnitees pursuant to Section 10.2(a)(i) and Section 10.2(b) of this Agreement exceed the Buyer Indemnification Ceiling.

(d) The provisions of Section 10.2(c) shall not apply (A) to any Claim arising with respect to Section 3.1, Section 3.2, Section 3.7(a) or Section 3.7(d), or (B) to any Claim for any breach of, or any inaccuracy in, any representation or warranty by Seller of which Seller had Knowledge at any time prior to the time at which such representation or warranty was made.

(e) Notwithstanding anything that may be to the contrary in this Agreement, the parties hereto agree that in no event shall the aggregate amount of cash that Seller shall be required to pay in respect of (i) the Other Retained Obligations and (ii) all Claims pursuant to Section 10.2(a)(i) of this Agreement (other than (A) Claims arising with respect to Section 3.1, Section 3.2, Section 3.7(a) or Section 3.7(d), or (B) any Claims for any breach of, or any inaccuracy in, any representation or warranty by Seller of which Seller had Knowledge at any time prior to the time at which such representation or warranty was made) exceed $40,000,000.

Section 10.3 Indemnification Provisions for Benefit of Seller.

(a) If the Closing occurs, Buyer agrees from and after the Closing to indemnify Seller Indemnitees from and against any Losses actually suffered or incurred by them, or any of them, arising out of or related to:

(i) any breach of, or any inaccuracy in, any representation or warranty of Buyer contained in this Agreement or any agreement, certificate or instrument delivered pursuant hereto or in connection herewith;

(ii) any breach of, or failure to perform or comply with, any covenant or obligation of Buyer contained in this Agreement or any agreement, certificate or instrument delivered pursuant hereto or in connection herewith, including Buyer’s obligations under Section 5.9; and/or

(iii) any of the Assumed Obligations.

No Claim may be asserted nor may any action be commenced against Buyer pursuant to this Section 10.3 unless written notice of such Claim is received by Buyer describing in reasonable detail the facts and circumstances then known with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty or covenant (as applicable) on which such Claim is based ceases to survive as set forth in Section 10.1, and any Claim with respect to which such notice shall have been timely made may be continued after the time at which the representation, warranty, covenant or obligation (as applicable) on which such Claim is based so ceases to survive and shall not be affected thereby.

(b) In addition to the indemnification provisions set forth in Section 10.3(a), if the Closing occurs, Buyer agrees to indemnify Seller Indemnitees for any and all cash amounts that they, or any of them, are required to pay arising out of or related to the Other Retained Obligations, but only to the extent such payments, in the aggregate, exceed the difference of (x) $40,000,000 minus (y) the aggregate cash amount received by Buyer from Seller in respect of all Claims pursuant to Section 10.2(a)(i) of this Agreement (other than (A) Claims arising with respect to Section 3.1, Section 3.2, Section 3.7(a) or Section 3.7(d), or (B) any Claims for any breach of, or any inaccuracy in, any representation or warranty by Seller of which Seller had Knowledge at any time prior to the time at which such representation or warranty was made).

Section 10.4 Indemnification Procedures; Matters Involving Third Parties.

(a) Subject to the provisions of Section 10.2(c)(i), a Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 10.4, an “Indemnified Party”), shall give the indemnifying party under Section 10.2 and Section 10.3, as applicable (for purposes of this Section 10.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party from its obligations under this ARTICLE X except to the extent the Indemnifying Party is prejudiced by such failure.

(b) If any third party shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a Claim for indemnification against the Indemnifying Party under this ARTICLE X, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party from its obligations under this ARTICLE X except to the extent the Indemnifying Party is prejudiced by such failure.

(c) If (i) in the judgment of the Indemnified Party a Third-Party Claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation and agrees to be fully responsible for any Losses with respect thereto, the Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld), and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose, the fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 10.4(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(e) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

Section 10.5 Determination of Losses.

(a) Subject to Section 10.5(b), the Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any, occasioned by such loss or damage). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 10.5. An Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot reasonably be avoided, to minimize the amount thereof.

(b) Notwithstanding any other provision of this Agreement, for purposes of determining the amount of Losses for which the Buyer Indemnitees are entitled to be indemnified for Claims pursuant to Section 10.2(b), any insurance proceeds or other payment or recoupment received, realized or retained by the Buyer Indemnitees as a result of the events giving rise to the Claim for indemnification shall not serve to reduce the amount of Losses suffered or incurred by the Buyer Indemnitees with respect thereto (i.e. the Buyer Indemnitees will be deemed to have suffered or incurred at least $7,000,000.00 in Losses for purposes of Section 10.2(b) at such time as the Buyer Indemnitees, together with any insurer or other Person, have in the aggregate suffered or incurred at least $7,000,000.00 in Losses of the type described in Section 10.2(b)).

Section 10.6 Exclusion of Materiality. Solely for purposes of this ARTICLE X and notwithstanding any provision to the contrary in this Agreement, in determining the amount of any Loss resulting from a breach of a representation or warranty by either Party contained in this Agreement, the provisions of such representations and warranties that are qualified by “material,” “Material Adverse Effect” or any similar qualification shall be read and interpreted as if such qualification was not included therein.

Section 10.7 No Right of Contribution. After the Closing, neither Seller, the Partners nor any of their respective Affiliates shall be entitled to contribution or any other payments from CITERCO for any Losses that the Seller is obligated to pay.

Section 10.8 Limitations on Liability.

(a) BUYER ACKNOWLEDGES AND AGREES THAT THE REMEDIES SET FORTH IN ARTICLE IX AND THIS ARTICLE X, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE AND THE

DISCLAIMERS SET FORTH IN SECTION 5.6 AND SECTION 5.7, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF BUYER WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE OR OTHERWISE ASSERT ANY RIGHTS, REMEDIES OR RECOURSE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(b) SELLER ACKNOWLEDGES AND AGREES THAT THE REMEDIES SET FORTH IN Article IX AND THIS ARTICLE X, INCLUDING THE DEDUCTIBLES AND SURVIVAL PERIODS SET FORTH ABOVE, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF SELLER WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. SELLER HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE OR OTHERWISE ASSERT ANY RIGHTS, REMEDIES OR RECOURSE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, INCLUDING LOST PROFITS; PROVIDED, HOWEVER, THE RIGHT TO RECOVER ANY SUCH DAMAGES THAT ARE PAYABLE BY ANY PARTY TO A THIRD PARTY IN RESPECT OF ANY CLAIM AGAINST WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT SHALL NOT BE EXCLUDED BY OPERATION OF THIS SECTION 10.8(C).

(d) ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS Article X, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

(e) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, THE BUYER INDEMNITEES SHALL HAVE NO RIGHTS TO RECOVERY OR INDEMNIFICATION, DIRECTLY OR INDIRECTLY, FOR ANY LIABILITIES ARISING IN RELATION TO ANY ENVIRONMENTAL MATTERS ASSUMED BY BUYER HEREUNDER AND ALL RIGHTS OR REMEDIES WHICH ANY BUYER INDEMNITEE MAY HAVE AGAINST SELLER AT OR UNDER LAW (INCLUDING ANY ENVIRONMENTAL LAW) WITH RESPECT TO ANY LIABILITIES ARISING IN RELATION TO ANY SUCH ENVIRONMENTAL MATTERS ARE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EXPRESSLY WAIVED. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, BUYER AND ALL BUYER INDEMNITEES DO HEREBY AGREE, WARRANT AND COVENANT TO

RELEASE, ACQUIT AND FOREVER DISCHARGE SELLER AND ALL SELLER INDEMNITEES FROM ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING ALL CLAIMS, DEMANDS AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE, COMMON OR CIVIL LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ANY ENVIRONMENTAL MATTERS ASSUMED BY BUYER HEREUNDER. FROM AND AFTER THE CLOSING BUYER AND ALL BUYER INDEMNITEES WARRANT, AGREE AND COVENANT NOT TO SUE OR INSTITUTE ARBITRATION AGAINST SELLER OR ANY SELLER INDEMNITEE UPON ANY CLAIM, DEMAND OR CAUSE OF ACTION FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR ANY ENVIRONMENTAL MATTERS ASSUMED BY BUYER HEREUNDER.

Section 10.9 Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of Texas, without regard to the conflict of laws principles of Texas.

Section 10.10 Jurisdiction; Consent to Service of Process; Waiver. Each of the parties to this Agreement agrees that it shall bring any action or proceeding in respect of any Claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state courts located in Harris County, Texas and solely in connection with Claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 11.3. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties hereto hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendment. This Agreement may not be amended except by an instrument in writing authorized by Seller and Buyer and signed by Seller and Buyer.

Section 11.2 Waiver. At any time prior to the Closing, either Seller or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party hereto to be bound thereby.

Section 11.3 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile to the following numbers:

If to Seller, to:

CITGO Asphalt Refining Company

c/o CITGO Petroleum Corporation

1293 Eldridge Parkway Houston, Texas 77077

Attention: Vice President, Finance

Telephone: (832) 486-5232

Facsimile: (832) 486-1819

with a copy to:

CITGO Petroleum Corporation

1293 Eldridge Parkway

Houston, Texas 77077

Attention: General Counsel

Telephone: (832) 486-5558

Facsimile: (832) 486-1817

If to Buyer, to:

NuStar Asphalt Refining, LLC

c/o NuStar Energy L.P.

2330 Loop 1604 W.

San Antonio, Texas 78248

Attn: Michael Hoeltzel

Phone: (210) 918-2959

Fax: (210) 918-3629

with a copy to:

NuStar Asphalt Refining, LLC

c/o NuStar Energy L.P.

2330 Loop 1604 W.

San Antonio, Texas 78248

Attn: Brad Barron, General Counsel

Phone: (210) 918-2106

Fax: (210) 918-5500

and

Cox Smith Matthews Incorporated

112 E. Pecan, Suite 1800

San Antonio, Texas 78205

Attn: Tobin E. Olson

Phone: (210) 554-5298

Fax: (210) 226-8395

or to such other address or facsimile number as Seller or Buyer may, from time to time, designate in a written notice given in accordance with this Section 11.3. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five (5) days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 11.4 Public Announcements. Neither Seller nor Buyer will issue or make any press releases or similar public announcements concerning the transactions contemplated hereby or by the Other Agreements without the other party’s prior written consent, which shall not be unreasonably withheld, except as may be required by Law.

Section 11.5 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, and all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer.

Section 11.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.8 Assignment. This Agreement shall not be assigned by either party hereto, except that (i) Buyer may assign its rights hereunder to purchase all or any portion of the Transferred Assets (and assume any related Assumed Obligations) to one or more of its Affiliates, provided that Buyer shall provide evidence reasonably acceptable to Seller that a financially responsible party shall remain liable for all Obligations of Buyer under this Agreement and (ii) after the Closing, Seller may assign its rights and obligations hereunder to CITGO connection with its winding up and dissolution. No such assignment shall release the assigning party from its obligations hereunder. Except as permitted in the first sentence of this Section 11.8, any purported assignment of this Agreement in violation of this Section 11.8 shall be null and void.

Section 11.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and to the benefit of the Buyer Indemnitees and the Seller Indemnitees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.11 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 11.12 Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.13 Entire Agreement. This Agreement (together with the Exhibits, the Seller Disclosure Schedule and the Schedules) constitute the entire agreement of the parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof (other than the Confidentiality Agreement, which shall continue in full force and effect).

Section 11.14 Certain Notices—Wilmington Assets. Seller and Buyer acknowledge that that certain Dock Use and Operating Agreement dated January 1, 1999 (the “Dock Agreement”), by and between Koch Petroleum Group, L.P. (collectively with its successors in interest, if any, under the Dock Agreement, “Koch”) and CITGO Asphalt Refining Company provides for certain notices to Koch of Buyer’s intended acquisition of the Wilmington Assets and that Koch may assert a right to acquire the Wilmington Assets pursuant to the Dock Agreement by reason of the transactions contemplated by this Agreement (though neither Seller nor Buyer acknowledge such a right arises by reason of the transactions contemplated by this Agreement). If (and only if) Seller is unable to transfer and convey the Wilmington Assets to Buyer at the Closing solely because Koch is in fact entitled to exercise, and does so exercise, a right to acquire the Wilmington Assets pursuant to the Dock Agreement by reason of the transactions contemplated by this Agreement, then the following provisions shall automatically become effective:

(a) Effective as of the date of this Agreement, (i) all references in this Agreement (and the attachments, schedules and exhibits hereto) to the Wilmington Assets (or any particular property, Contract, Authorization or other asset constituting part of the Wilmington Assets) and the Wilmington Obligations (or any particular Obligation, Claim or Litigation constituting part of the Wilmington Liabilities) shall be deemed redacted out of this Agreement in their entirety, (ii) all of the Wilmington Assets shall be deemed to be “Excluded Assets” for all purposes of this Agreement, and this Agreement shall be deemed to have been modified to provide as such, (iii) the term “Business” as used in this Agreement shall be deemed to have been modified to read in its entirety as follows: “`Business` means the business conducted as of the Execution Date by Seller and CITERCO, including the ownership and operation of the Transferred Assets, but excluding the business and operations conducted by Seller relating to the Wilmington Assets.”; and (iv) all of the Wilmington Obligations shall be deemed to be “Specific Retained Obligations” for all purposes of this Agreement, and this Agreement shall be deemed to have been modified to provide as such.

(b) the Base Purchase Price shall automatically be reduced to $433,650,000.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its officer thereunto duly authorized.

CITGO ASPHALT REFINING COMPANY

By:	CITGO PETROLEUM CORPORATION, General Partner

By:	/s/ Alejandro Grandado
Name:	Alejandro Granado
Title:	President and CEO

By:	CITGO East Coast Oil Corporation, General Partner

By:	/s/ Dean M. Hasseman
Name:	Dean M. Hasseman
Title:	Assistant Secretary

NUSTAR ASPHALT REFINING, LLC

By:	/s/ Curtis V. Anastasio
Name:	Curtis V. Anastasio
Title:	President and CEO